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                                                                    EXHIBIT 4.1

                                                                [EXECUTION COPY]

                                REVOLVING CREDIT
                               AND LOAN AGREEMENT

        This REVOLVING CREDIT AND LOAN AGREEMENT (this "Agreement") is entered into on April 30, 1997, among NBD BANK ("NBD" or "Bank"), as lender, with offices at 611 Woodward Avenue, Detroit, Michigan 48226; Universal Standard Medical Laboratories, Inc., a Michigan corporation ("USML"); Universal Standard Managed Care of Michigan, Inc., a Michigan corporation ("Michigan Managed Care"); Universal Standard Managed Care of Ohio, Inc., an Ohio corporation ("Ohio Managed Care"); Universal Standard Managed Care, Inc., a Delaware corporation ("Delaware Managed Care"); T.P.A., Inc., a Michigan corporation ("Processing"); and A/R Credit, Inc., a Michigan corporation ("AR Credit"), all of whose addresses are 26500 Northwestern Highway, Southfield, Michigan 48076.

                                    RECITALS

        USML, Delaware Managed Care, Ohio Managed Care, Michigan Managed Care, Processing, and AR Credit (each, an "Obligor" and collectively, the "Obligors") have requested and, subject to the terms and conditions of this Agreement, NBD has agreed to make loans (each, a "Loan" and collectively, the "Loans") available to USML, Michigan Managed Care, Ohio Managed Care, and Delaware Managed Care (each, a "Borrower" and collectively, the "Borrowers") as follows:

                (a) A revolving line of credit to USML, more fully described below, of up to a maximum principal amount of $9,500,000, or such lesser amount as is available under a borrowing formula.

                (b) A joint and several discretionary acquisition facility to USML and Delaware Managed Care, more fully described below, in the aggregate principal amount of up to $3,000,000.

                (c) A joint and several standby letter of credit facility to Borrowers, more fully described below, of up to the maximum outstanding face amount of $2,500,000.


                                   AGREEMENT

        In consideration of the above recitals (which are incorporated into this Agreement) and the covenants contained in this Agreement, NBD and Obligors agree as follows:

        1.1 DEFINED TERMS. For purposes of this Agreement, the following terms have the meanings specified below:

        "Acceptable Appraisal" means an appraisal of USML's equipment conducted by Norman Levy and Associates (or another appraiser agreed to in writing by NBD) on a forced sale basis
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that has been delivered to NBD, that is less than one year old, and that is satisfactory to NBD in form and substance; provided, however, that with respect to the period ending November 18, 1997, the appraisal conducted by Norman Levy and Associates dated November 19, 1996 is an Acceptable Appraisal.

        "Adjusted Acquisition Facility Floating Rate" means the per annum rate of interest equal to the sum of (a) the Prime Rate in effect from time to time, plus, (b) the applicable Acquisition Facility Floating Rate Margin, as defined in Section 2.5(d). The Adjusted Acquisition Facility Floating Rate changes simultaneously with any change in the Prime Rate.

        "Adjusted Line of Credit Floating Rate" means the per annum rate of interest equal to the sum of (a) the Prime Rate in effect from time to time, plus, (b) the applicable Line of Credit Floating Rate Margin, as defined in
Section 2.5(d). The Adjusted Line of Credit Floating Rate changes simultaneously with any change in the Prime Rate.

        "Adjusted LIBOR Rate" means, for any Advance Period and the applicable LIBOR Rate Advance, the per annum rate of interest equal to the sum of (a) the applicable LIBOR Margin, as defined in Section 2.5(d), plus (b) the per annum rate (rounded up, if necessary, to the nearest one-hundredth of one percent (1/100%)) determined by multiplying (i) the LIBOR Rate for such LIBOR Rate Advance and related Advance Period, by (ii) a fraction, the numerator of which is the number one and the denominator of which is the number one minus that percentage (expressed as a decimal) which is in effect on the first day of such Advance Period as the stated maximum rate of all reserve requirements (including any basic, marginal, emergency, supplemental, special or other reserves) as prescribed by the Board of Governors of the Federal Reserve System (or any successor agency) for determining the maximum reserve requirement with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System, without benefit of credit or prorations, exemptions or offsets which might otherwise be available to the Bank from time to time under Regulation D.

        "Advance" means a disbursement by the Bank under Sections 2.1 and 2.2, including the conversion of an Advance by the Bank from one Type of Advance to another Type of Advance and the extension of any Advance for an additional Advance Period. Loans and advances made under Section 2.3 are not Advances.

        "Advance Period" means, with respect to each Advance, the period commencing on the Funding Date of such Advance and ending at the end of the period specified by a Borrower in compliance with its request under Section 2.5 for such Advance; provided, however, that:

                (a) any Advance Period that would otherwise end on a day that is not a Business Day will be extended to the next succeeding Business Day, except that, with respect to each LIBOR Rate Advance, if the next succeeding Business Day falls in another calendar month, such Advance Period will end on the next preceding Business Day;





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                (b) with respect to each LIBOR Rate Advance, any Advance Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Advance Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month; and

                (c) any Advance Period which would otherwise end after the Termination Date shall end on the Termination Date.

        "Affiliate" of any person means any other person that, directly or indirectly, controls or is controlled by or is under common control with such person. For purposes of this definition "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

        "Borrowing Base" means as of the date of determination, the sum of (1) the following applicable percentage of Qualified Accounts, multiplied by, a person's Qualified Accounts reported in a Collateral Activity Report delivered in accordance with Section 6.4(b), plus, (2) the following applicable percentage of Qualified Inventory, multiplied by, a person's Qualified Inventory reported on a Collateral Activity Report delivered in accordance with
Section 6.4(b), plus, (3) the following applicable percentage of Qualified Equipment, multiplied by, a person's Qualified Equipment reported in a Collateral Activity Report delivered in accordance with Section 6.4(b), plus,
(4) the following applicable percentage of Qualified Edit Accounts, multiplied by, a person's Qualified Edit Accounts reported on a Collateral Activity Report delivered in accordance with Section 6.4(b):

                  Qualified Accounts            up to 80%

                  Qualified Inventory           up to 50%

                  Qualified Equipment           up to 80%

                  Qualified Edit Accounts       up to 80%

        Notwithstanding anything to the contrary contained in this Agreement
(a) Advances under the Line of Credit Loan against Qualified Inventory may not exceed $500,000 at any time and (b) Advances under the Line of Credit Loan against Qualified Edit Accounts may not exceed $1,000,000 at any time. All Qualified Accounts and Qualified Edit Accounts reported in the Borrowing Base must be net of reserves for contractual reimbursement levels and bad debt expense, and these reserves must be satisfactory to NBD in its Reasonable Credit Judgment.

        "Business Day" means a day other than a Saturday, Sunday or other day on which the Bank is not open to the public for carrying on substantially all of its banking functions; provided, however, that for purposes of determining the LIBOR Rate or an applicable Advance Period for





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a LIBOR Rate Advance, references to Business Day include only those days on which dealings in Dollar deposits are carried out by the Bank in the London interbank market.

        "Capital Lease" of any person means any lease which, in accordance with GAAP, is or should be capitalized on the books of such person.

        "Claims" means any demand, claim, action or cause of action, damage, liability, loss, cost, debt, expense, obligation, tax, assessment, charge, lawsuit, contract, agreement, undertaking or deficiency, of any kind or nature, whether known or unknown, fixed, actual, accrued or contingent, liquidated or unliquidated (including interest, penalties, attorneys' fees and other costs and expenses incident to proceedings or investigations relating to any of the foregoing or the defense of any of the foregoing), whether or not litigation has commenced.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

        "Consolidated" or "consolidated" means, when used with reference to any financial term in this Agreement, the aggregate for the Obligors of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with GAAP. All financial covenants in this Agreement are calculated on a Consolidated basis for the Obligors.

        "Consolidated Current Ratio" means the ratio of Obligors' Consolidated Current Assets to Obligors' Consolidated Current Liabilities.

        "Consolidated Debt Service Ratio" means, for any period on a consolidated basis of the Obligors, the ratio of (a) EBITDA plus lease expense for all operating leases to (b) the sum of (i) all interest paid (including amounts paid that are deemed to be interest) on all Indebtedness, (ii) all amounts paid with respect to all operating leases, (iii) all dividends paid,
(iv) the current portion of all Consolidated Funded Debt, (v) all federal income tax paid less federal income tax refunded, plus (vi) all cash paid to fund the "equity" portion of all amounts paid to acquire capital assets.

        "Consolidated Funded Debt" means the sum of (1) all interest bearing Indebtedness (including Obligations) owed by any Obligor that is not subordinated to the Obligations, (2) all Indebtedness of any Obligor under Capital Leases, and (3) the current portion of all subordinated Indebtedness of any Obligor (including the current portion of the Indebtedness arising under the Public Debt Documents).

        "Consolidated Funded Debt Ratio" means the ratio of (a) Obligors' Consolidated Funded Debt to (b) Obligors' Consolidated Total Capitalization.

        "Consolidated Leverage Ratio" means the ratio of (a) Obligors' Consolidated ratio of Total Liabilities less the long term portion of the Indebtedness arising under the Public Debt Documents to (b) EBITDA, calculated on a trailing four quarter basis.





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        "Consolidated Net Earnings" means, with respect to any fiscal period of
Obligors, the Obligors' Consolidated net earnings as reflected on the financial statements supplied to the Bank under this Agreement.

        "Contingent Liabilities" of any person means, as of any date, all obligations of others for which such person is contingently liable, as guarantor, surety or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including all reimbursement obligations of such person in respect of any letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

        "Current Assets" means, as of any date of determination, the total assets that would properly be classified as current assets of the Obligors on a Consolidated basis in accordance with GAAP.

        "Current Liabilities" means, as of any date of determination, the total liabilities that would properly be classified as current liabilities of the Obligors on a Consolidated basis under GAAP.

        "Default" means any of the events or conditions described in Article VII that might become an Event of Default with notice or lapse of time or both.

        "Default Rate" means the rate per annum that is 3% per annum in excess of (a) the Adjusted LIBOR Rate, with respect to LIBOR Rate Advances, (b) the Adjusted Line of Credit Floating Rate as in effect from time to time, with respect to Floating Rate Advances under the Line of Credit,(c) the Adjusted Acquisition Facility Floating Rate as in effect from time to time, with respect to Floating Rate Advances under the Acquisition Facility, and (d) the otherwise applicable interest rate.

        "Dollars" and "$" mean the lawful money of the United States of America.

        "EBITDA" means for any period Consolidated Net Earnings, plus, to the extent deducted in calculating Consolidated Net Earnings, the sum of interest expense, taxes, depreciation, and amortization during such period. For purposes of calculating EBITDA, the $2,407,000 special charge taken by the Obligors in the second quarter of 1996 is not counted and the $2,848,000 special charge taken by the Obligors in the fourth quarter of 1996 is also not counted.

         "Environmental Law" means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 6451 et seq.), as such





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laws have been amended or supplemented from time to time, and any similar present or future Federal, state of local statute, ordinance, rule or regulation.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

         "ERISA Affiliate" means, with respect to any person, any trade or business (whether or not incorporated) which, together with such person, trade or business, would be treated as a single employer under Section 414 of the Code.

         "Event of Default"  means any of the events or conditions described in
Article VII.

         "FDIC" means the Federal Deposit Insurance Corporation or any successor thereto.

         "Floating Rate Advance" has the meaning given this term in Section 2.5(b)(i).

         "Funding Date" means any Business Day designated by a Borrower as a day on which an Advance is to be made, or an Advance is to be converted from one Type of Advance to another Type of Advance, or an Advance Period for an Advance is to be extended, in each case in accordance with this Agreement.

         "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods, so as to properly reflect the financial condition, and the results of operations and changes in financial position, of the Obligors.

         "Governmental Authority" means the government of the United States or any foreign government or any state, province, municipality or other political subdivision thereof or therein or any court, agency, instrumentality, regulatory authority or commission of any of the foregoing, including any taxing authority.

         "Governmental Regulations" means any and all laws, statutes, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards, or any similar requirement, of any Governmental Authority.

         "Hazardous Materials" include, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials defined in any Environmental Law and in the regulations adopted and publications promulgated pursuant thereto, or any other Governmental Regulation.

         "Indebtedness" of any person means (a) all obligations of such person for borrowed money, (b) all obligations of such person as lessee under any Capital Lease, (c) all obligations





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that are secured by any Lien existing on any asset or property of such person whether or not the obligation secured thereby has been assumed by such person,
(d) the unpaid purchase price for goods, property or services acquired by such person, except for trade accounts payable arising in the ordinary course of business, (e) all obligations of such person to purchase goods, property or services in excess of normal business requirements where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as "take or pay contracts"), (f) all obligations of such person in respect of any interest rate or currency swap, rate cap or other similar interest rate or currency risk management transaction, and (g) all Contingent Liabilities of such person.

         "Indemnity Payment" means with respect to a LIBOR Rate Advance the amount determined in accordance with Section 2.11.

         "Interest Payment Date" means (a) with respect to Floating Rate Advances, the last Business Day of each month and the Termination Date, and (b) with respect to LIBOR Rate Advances, the last day of the Advance Period applicable to such LIBOR Rate Advance, unless the Advance Period is 6 months, in which case it means the 3-month anniversary of (in case of a LIBOR Rate Advance) the Funding Date and the last day of the Advance Period.

         "Investment" means any advance, loan, extension of credit or capital contribution to, or any investment in the capital stock or other equity interest, or debt securities or other obligations of, any person.

         "IRS Disputes" means all Claims arising from or related to the matters identified in item number 4 on Exhibit 4.6.

         "Justice Department Dispute" means all Claims arising from or related to the matters identified in item number 5 on Exhibit 4.6.

         "LIBOR Rate" means, for any LIBOR Rate Advance and the related Advance Period, the per annum rate of interest equal to the offered rate for deposits in Dollars for the applicable Advance Period commencing on the first day of such Advance Period (a "Reset Date") which appears on the Telerate Screen page 3750 (British Bankers' Association LIBOR setting) at approximately 11:00 am., London Time, on the day that is two Business Days preceding such Reset Date, except as provided below. If two or more such offered rates appear on the Telerate Screen on the applicable date, the LIBOR Rate will be the arithmetic mean of such offered rates. If the source referred to in the first sentence of this definition is not reasonably available to the Bank, the LIBOR Rate for a particular LIBOR Rate Advance and the related Advance Period will be the per annum rate of interest at which deposits in Dollars for such Advance Period and in an aggregate amount comparable to the principal amount of the LIBOR Rate Advance of the Bank is offered to the Bank by other prime banks in the London interbank market, at approximately 11:00 am., London time, on the day that is two Business Days preceding the applicable Reset Date, as determined by the Bank.





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         "LIBOR Rate Advance"  has the meaning given this term in Section
2.5(b)(ii).

         "Lien" means any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.

         "Loan Document" means any one of the Loan Documents.

         "Loan Documents" means this Agreement, the Notes, the documents and agreements delivered to the Bank in accordance with Articles II and III of this Agreement, and all other agreements and other documents or instruments now or hereafter executed by or on behalf of any one or more of the Obligors and delivered to the Bank in connection with this Agreement.

         "Material Adverse Effect" means any event, occurrence or state of facts that is reasonably likely to have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the relevant person.

         "Material Adverse Event" means any event, occurrence or state of facts that is reasonably likely to have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of (1) the Obligors on a Consolidated basis, (2) USML, or (3) Delaware Managed Care and its subsidiaries on a consolidated basis.

         "Medicaid Account" means all accounts due or coming due in the future to, or alleged to be due or coming due to, USML from the State of Michigan or any other state in which the USML conducts business, any agency, instrumentality, bureau or department of these states, the carriers of any of them or any other payors of funds pursuant to a state's Medicaid program or plan established under the Title XIX of the Social Security Act, 42 U.S.C.
Section 1396 et seq. as payment for services rendered or goods, supplies or equipment provided (whether provided directly by USML or indirectly through one or more related or unrelated persons or entities) to Medicaid recipients.

         "Medicare Account" means all accounts due or coming due in the future to, or alleged to be due or coming due, directly or indirectly, to, USML from the Department of Health and Human Services, its carriers or other payors of funds pursuant to the Medicare program established by Title XVIII of the Social Security Act, 42 U.S.C. Section 1395 et seq. as payment for services rendered or goods, supplies or equipment provided (whether provided by USML indirectly or through one or more related or unrelated persons) to Medicare beneficiaries.

         "Multiemployer Plan"  means any "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

         "Note"  means any one of the Notes.





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        "Notes" means a collective reference to the Line of Credit Note and the
Acquisition Facility Notes.

         "Obligations" means the principal of and interest on the Advances and the Acquisition Facility Loans, all reimbursement obligations under the Standby Letter of Credit Facility, and all other indebtedness, obligations and liabilities of each Obligor to NBD, its parent corporation, its subsidiaries, and its Affiliates (including NBD Equipment Finance, Inc. ["NBD Equipment Finance"]) (each, an "NBD Affiliate" and collectively, the "NBD Affiliates"), or any one or more of them, whether arising out of or in connection with this Agreement or any other Loan Document (including the Guaranties) or any other document, agreement, or otherwise, whether now existing or hereafter incurred, direct or indirect, absolute or contingent, matured or unmatured, joint or several, whether arising before or after any bankruptcy proceeding involving one or more of the Obligors, whether for principal, interest, reimbursement obligations, fees, expenses or otherwise, and the due performance and compliance with the terms and conditions of this Agreement, the other Loan Documents, and all other present and future agreements by any Obligor.

         "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "Permitted Dividends" means dividends (including Required Dividends) that Obligors are allowed to make under applicable law that are made while no Default or Event of Default exists and that do not cause a Default or Event of Default to occur.

         "Permitted Liens" means:

                 (a) Liens for taxes, assessments or governmental charges, liens incident to construction, common carriers, and public warehouse storage, which are either not delinquent or are being contested in good faith by an Obligor by appropriate proceedings, which will prevent foreclosure of such liens, and against which adequate reserves have been provided, and upon demand by NBD in the case of liens or encumbrances that are or may become senior in priority to NBD's liens and encumbrances in the Collateral, with adequate security being posted with NBD.

                 (b) Liens or deposits in connection with workers' compensation, unemployment, or other insurance, social security laws, or to secure customs' duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule as condition to the transaction of business or the exercise of any right, privilege or license; or other liens or deposits of a like nature made in the ordinary course of business.

                 (c)      Liens granted to NBD.





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                 (d)      Liens to secure indebtedness that is otherwise
         permitted by this Agreement and that is used to finance the cost of equipment acquired by an Obligor after the date of this Agreement that such Obligor uses in its business if: (i) each such Lien is created to secure only the indebtedness incurred to finance the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with such purchase) of such equipment; (ii) the indebtedness secured by such Lien is incurred by such Obligor within 30 days of the acquisition of such equipment by such Obligor; (iii) such Lien does not extend to or cover any property other than such item of equipment; (iv) each such Lien arises when no Event of Default exists; and (v) the aggregate principal amount of the indebtedness secured by Liens permitted by this clause (d) incurred in any single acquisition of equipment does not exceed $150,000 and the aggregate principal amount of all indebtedness secured by Liens permitted by this clause (d) does not exceed $500,000 at any one time outstanding.

                 (e)      Liens listed on Exhibit 1.1.

         "Person" or "person" includes an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

         "Plan" means any pension plan (as defined in Section 3(2) of ERISA, other than a Multiemployer Plan) which is subject to Title IV of ERISA or to the minimum funding standards of Section 412 of the Code that is maintained by any Obligor or any of its ERISA Affiliates or to which any Obligor or any of its ERISA Affiliates has liability.

         "Premises" means all property now or hereafter owned, leased or used any Obligor, including land (including soil, ground water and surface water located on, in or under the Premises), buildings, equipment and inventory.

         "Prime Rate" means the prime rate of interest as announced by Bank at its principal office at Detroit, Michigan, as in effect from time to time, which rate may not be the lowest rate charged by the Bank to any of its customers. The Prime Rate changes simultaneously with any change in such announced rate.

         "Prohibited Transaction" means any transaction involving any Plan that is proscribed by Section 406 of ERISA or Section 4975 of the Code for which no prohibited transaction exemption is available.

         "Qualified Account" means USML's accounts (including Qualified Medicare Accounts and Qualified Medicaid Accounts) listed on a Collateral Activity Report delivered to NBD in accordance with Section 6.4(b) that NBD, in its Reasonable Credit Judgment, determines to be a Qualified Account. Without limiting the generality of the immediately preceding sentence, no account will be a Qualified Account unless it meets all of the following minimum requirements:





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                 (i)      The account is valued at its face amount (less the
         reserves for contractual reimbursement levels and bad debt expense) and represents a complete, bona fide transaction for Qualified Inventory sold, delivered, and accepted by the account debtor or services provided to an account debtor (but excluding any amounts in the nature of a service charge added to the amount due on an invoice because the invoice has not been paid when due) that requires no further act under any circumstances on the part of USML or any other person or entity to make such account payable by the account debtor, and the account arises from an arm's-length transaction in the ordinary course of USML's business between USML and an account debtor that is not an Affiliate, partner, officer, or employee of USML, or any partner, officer, or employee of USML.

                 (ii) The account is not unpaid more than 90 days from the billing date of the original invoice issued in connection with such account.

                 (iii) The account is not owing from an account debtor whose accounts are Tainted. "Tainted" means (A) that 50% or more of the total accounts owing from a particular account debtor are 90 days or more past due from date of invoice or (B) that 50% or more of the total accounts owing from a particular account debtor are not Qualified Accounts for any reason.

                 (iv) The goods the sale of which gave rise to the account were shipped or delivered or provided to the account debtor on an absolute and final sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis, or on the basis of any other similar understanding, and no part of such goods have been returned or rejected.

                 (v) The account is not evidenced by chattel paper or an instrument of any kind.

                 (vi) The account debtor with respect to the account (A) is not insolvent, (B) is not the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action, threatened or pending, which might have a Material Adverse Effect on its business, and (C) is not, in NBD's Reasonable Credit Judgment, deemed ineligible for credit for other reasons (including, without limitation, unsatisfactory past experience of Borrower or NBD with the account debtor or unsatisfactory reputation of the account debtor).

                 (vii) The account debtor is located within of the continental United States of America.

                 (viii) (A) Except with respect to Qualified Medicare Accounts and Qualified Medicaid Accounts, the account debtor is not the government of the United States of America, or any department, agency or instrumentality thereof, or (B) if the account debtor is an entity mentioned in the preceding clause, to the extent allowed under applicable law the Federal Assignment of Claims Act (or applicable similar legislation) has been fully complied with so as to validly perfect NBD's first-priority security interest to NBD's satisfaction.

                 (ix) The account is a valid, legally enforceable obligation of the account debtor with respect thereto and is not subject to any dispute, condition, contingency, setoff, recoupment, reduction, claim for credit, allowance, adjustment, counterclaim or defense on the part of such account debtor, (in excess of contractual adjustments already recorded) and no facts exist that may provide a basis for any of the foregoing in the present or future.

                 (x) The account is subject to a first-priority Lien and security interest in NBD's favor and is not subject to any other lien, claim, encumbrance, or security interest whatsoever.

                 (xi) The account is evidenced by an invoice or other documentation in form acceptable to NBD and arises from a contract that is reasonably satisfactory in form and substance to NBD.

                 (xii) The owner of the account has observed and complied in all material respects with (A) all laws of the United States of America (including the Fair Labor Standards Act), (B) all laws of the state in which the account debtor or the account is located which, if not observed and complied with, would deny to such person access to the courts of such state, and (C) all other Governmental Regulations.

                 (xiii) No representation or warranty contained in this Agreement, any other Loan Document, any other agreement between such person and NBD, or in any Collateral Activity Report with respect to such account has been breached.

                 (xiv) The account is not subject to any provision prohibiting its assignment or requiring notice of or consent to such assignment and is not a bonded account.

                 (xv) The account does not represent any manufacturer's or supplier's credits, discounts, incentive plans, or other similar arrangements entitling such person to discounts on future purchases.

                 (xvi) The Qualified Inventory giving rise to the account was not, at the time of sale thereof, subject to any lien or encumbrance except in NBD's favor.

                (xvii) The account is payable in freely transferrable United States Dollars.

         In addition to the foregoing requirements, USML's accounts that are otherwise qualified will be reduced to the extent of (1) any accounts payable or other obligations (including, without limitation, NBD's good faith estimate of any contingent liabilities) owed by USML to such account debtor ("Contras") and (2) that portion of an account representing a retainage or holdback by the account debtor; provided that NBD, in its sole discretion may determine that none of the accounts in respect to such account debtor are Qualified Accounts if Contras represent 30% or more of the amount owing to USML from such account debtor. Contras include (i) any amount that any Obligor is determined to owe to the Internal Revenue Service in connection with the IRS Disputes (regardless of whether or not such decision is being appealed), and,
        (ii) after an Event of Default or a Default has occurred, all amounts owing to the United States Government (and its departments, divisions, and instrumentalities) and to all states (and their departments, divisions, and instrumentalities) in which the relevant Obligor or Obligors conduct business. Notwithstanding clause (i) of the immediately preceding sentence, if the Obligors enter into a settlement with the Internal Revenue Service regarding the IRS Disputes, then 50% of the first $1,000,000 of the settlement amount with the Internal Revenue Service and 100% of the settlement amount that is in excess of $1,000,000 will be Contras; provided, however, that if any Obligor defaults under any agreement relating to any settlement with respect to the IRS Disputes, then 100% of the settlement amount will be Contras. By way of example, if the Obligors entered into a settlement with the Internal Revenue Service with respect to the IRS Disputes for $1,500,000, then $1,000,000 would be Contras provided that no Obligor was in default under any agreement related to such settlement, and the Contras would be $1,500,000 if any Obligor was in default under any agreement related to such settlement.

        Any account that is at any time a Qualified Account and that subsequently fails to meet any of the requirements set forth above ceases to be a Qualified Account and must be removed from the Borrowing Base immediately.

        Notwithstanding anything else in this Agreement or the other Loan Documents to the contrary, in accordance with and to the extent required by 42 USC Sections 1395g (Medicare) and 1396a(a)(32) (Medicaid), the regulations promulgated thereunder and the court decisions with respect thereto, payments on Qualified Medicare Accounts or Qualified Medicaid Accounts will not be (i) made to any party other than the provider of services to which they are due or (ii) directly enforceable by NBD against the federal government or any agency or instrumentality thereof, notwithstanding that NBD has obtained a perfected security interest in such Qualified Medicare Accounts or Qualified Medicaid Accounts. Notwithstanding anything else in this Agreement to the contrary, in accordance with and to the extent required by the Health Care Corporation Act (MCLA Sections 550.1101 et seq.) and other applicable law, payments (including payments made by Blue Cross and Blue Shield of Michigan) will not be made to any party other than the provider of services to which they are due. In the event that Medicare, Medicaid or Blue Cross law changes with respect to the rights of NBD to collect and receive payment on the Qualified Medicare or Medicaid Accounts or on amounts owed from Blue Cross, the Obligors agree to use their best efforts to collect or assist NBD in collecting payment.

         "Qualified Edit Accounts" means an account that NBD, in its Reasonable Credit Judgment, determines is a Qualified Edit Account and that at a minimum meets all terms and conditions to be a Qualified Account except that

                 (i) The account is not unpaid more than 30 days from the date on which the services relating to the account were provided to the account debtor or its insured.

                 (ii) An item of information, such as the appropriate insurance carrier, correct name, or correct address of the patient, is missing in order to send an invoice for the Qualified Inventory sold or the services provided.

         "Qualified Equipment" means that portion of USML's equipment that Norman Levy and Associates (or other appraiser agreed to in writing by NBD) has appraised in an Acceptable Appraisal that is listed on a Collateral Activity Report delivered to NBD in accordance with Section 6.4(b) that NBD, in its Reasonable Credit Judgment, determines to be Qualified Equipment. Without limiting the generality of the immediately preceding sentence, no equipment will be Qualified Equipment unless it meets all the following minimum requirements:

                 (i) The equipment is listed in an Acceptable Appraisal that has been delivered to NBD, or during the one year period before the date on which another Acceptable Appraisal must be delivered to NBD, the equipment was purchased to replace equipment in an Acceptable Appraisal and the cost of such purchased equipment is equal to or greater than the appraised fair market value of the equipment replaced as listed in an Acceptable Appraisal.

                 (ii) The equipment is valued at the lower of forced sale value or market.

                 (iii)    The equipment is in USML's possession.

                 (iv) The equipment is not subject to any royalty, copyright, trademark, tradename, or licensing arrangement, or any law, rule, or regulation that could limit or impair NBD's ability to exercise its rights with respect to such equipment.

                 (v) If the equipment is located on premises not owned by USML and is valued at more than $20,000 in the aggregate (in the Acceptable Appraisal), the landlord or owner of such premises must have waived its distraint, lien, and similar rights with respect to such equipment and must have agreed in a written agreement satisfactory to NBD (A) to give NBD notice of any default by such person and the option to cure such default, (B) to permit NBD to enter such premises to repossess or remove the equipment at any time, and
         (C) to grant NBD such other rights as NBD may reasonably request.

                 (vi) The equipment meets all standards imposed by any governmental or agency, department, or division having regulatory authority over such equipment or its use or sale.

                 (vii) No representation or warranty in this Agreement, any other Loan Document, any other agreement between any Obligor and NBD, or any Collateral Activity Report has been breached with respect to such equipment.

                 (viii) The equipment is not obsolete, is of good and merchantable quality, and is readily salable.

                 (ix) The equipment is subject to a first-priority Lien and security interest in NBD's favor and is not subject to any other lien or encumbrance.

         Any equipment that is at any time Qualified Equipment and that subsequently fails to meet any of the requirements set forth above ceases to be Qualified Equipment and must be removed from the Borrowing Base immediately.

         "Qualified Medicaid Account" means USML's Medicaid Accounts that are listed on a Collateral Activity Report delivered to NBD in accordance with
Section 6.4(b) that NBD, in its Reasonable Credit Judgment, determines to be a Qualified Medicaid Account and that meet all requirements to be a Qualified Account.

         "Qualified Medicare Account" means USML's Medicare Accounts that are listed on a Collateral Activity Report delivered to NBD in accordance with
Section 6.4(b) that NBD, in its Reasonable Credit Judgment, determines to be a Qualified Medicare Account that meet all requirements to be a Qualified Account.

         "Qualified Inventory" means that portion of USML's inventory consisting of laboratory supplies still in USML's warehouse and in their original unopened shipment containers that is listed on a Collateral Activity Report delivered to NBD in accordance with Section 6.4(b) that NBD, in its Reasonable Credit Judgment, determines to be Qualified Inventory. Without limiting the generality of the immediately preceding sentence, no inventory will be Qualified Inventory unless it meets all the following minimum requirements:

                 (i) The inventory has not been opened, shipped, delivered, provided to, purchased or sold by a person on a bill and hold, consignment sale, guaranteed sale, or sale or return basis, or any other similar basis or understanding.

                 (ii) No negotiable warehouse receipt, bill of lading or other document of title has been issued for the inventory.

                 (iii)    No account has arisen with respect to such inventory.

                 (iv) The inventory has not been billed to a customer on a "progress billing" basis.

                 (v) The inventory is valued at the lower of cost or market, on a first-in-first-out basis, or whatever other reasonable valuation is set by NBD.

                 (vi)     The inventory is in USML's possession.

                 (vii) The inventory is not subject to any royalty, copyright, trademark, tradename, or licensing arrangement, or any law, rule, or regulation that could limit or impair NBD's ability to exercise its rights with respect to such inventory.

                 (viii) If the inventory is located on premises not owned by such person, the landlord or owner of such premises must have waived its distraint, lien, and similar rights with respect to such inventory and must have agreed in a written agreement satisfactory to NBD (A) to give NBD notice of any default by such person and the option to cure such default, (B) to permit NBD to enter such premises to repossess or remove the inventory at any time, and (C) to grant NBD such other rights as NBD may reasonably request.

                 (ix)     The inventory is not packaging, labels, or manuals.

                 (x) The inventory is not inactive or slow moving inventory.

                 (xi) The inventory meets all standards imposed by any governmental agency, department, or division having regulatory authority over such inventory or its use or sale including, without limitation, standards set forth in the Fair Labor Standards Act.

                 (xii) No representation or warranty in this Agreement, any other Loan Document, any other agreement between any Obligor and NBD, or any Collateral Activity Report has been breached with respect to such inventory.

                 (xiii) The inventory is new, not obsolete, of good and merchantable quality, and is readily salable.

                 (xiv) The inventory is subject to a first-priority Lien and security interest in NBD's favor and is not subject to any other Lien or encumbrance.

         Any inventory that is at any time Qualified Inventory and that subsequently fails to meet any of the requirements set forth above ceases to be Qualified Inventory and must be removed from the Borrowing Base immediately.

         "Reasonable Credit Judgment" means the judgment that would be exercised with respect to the matter under consideration by a reasonably prudent asset-based lender under similar circumstances.

         "Reportable Event" means a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of ERISA.

         "Responsible Officer" means the president, any vice president, the chief financial officer, or the controller of the applicable Obligor reasonably acceptable to NBD.

         "Restricted Payment" means (i) the declaration, payment or setting apart of any sum for payment of any dividend (except a dividend payable in common stock of an Obligor, Permitted Dividends, and Required Dividends) on, or any distribution (except a distribution in common stock of an Obligor, Permitted Dividends, and Required Dividends) in respect of, any shares of capital stock of an Obligor, (ii) the redemption, repurchase, retirement or other acquisition of (or the setting apart of any sum in respect of any of the foregoing actions) any shares of capital stock of an Obligor or any warrants, rights or options to purchase or acquire shares of any capital stock of an Obligor (other than an exchange of capital stock of an Obligor for other shares of capital stock of the applicable Obligor), and (iii) a prepayment of any Indebtedness.

         "Subsidiary" of any person means any other person (whether now existing or hereafter organized or acquired) in which (other than directors qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such person or by one or more of the other Subsidiaries of such person or by any combination thereof.

         "Tangible Net Worth" means:

                 (i) the amount of all assets which, under GAAP would appear on the consolidated balance sheet of the Obligors, but excluding intangible items such as goodwill, treasury shares, reserves, patents, trademarks, research and development expenses and the like, and excluding any write-up or increase in the book value of assets resulting from a reevaluation thereof, a change in accounting methods, standards, practices or rules, or for any other reason; less,

                 (ii)     the Obligors' Consolidated Total Liabilities.

         "Termination Date" means the earlier to occur of (a) August 31, 1998 and (b) at NBD's option, the date on which an Event of Default occurs.

         "Total Capitalization" means the sum of (i) Obligors' Consolidated Tangible Net Worth, (ii) Obligors' Consolidated Funded Debt, and (iii) the long term portion of Obligors' Consolidated Indebtedness that is subordinated to the Obligations on terms and conditions satisfactory to NBD.

         "Total Liabilities" of any person means, as of any date, all obligations which, in accordance with GAAP, are or should be classified as liabilities on a balance sheet of such person.

         "Type of Advance"  has the meaning given such term in Section 2.5.

         "UCC" means the Uniform Commercial Code, as amended from time to time, as in effect in the State of Michigan.

         1.2     CERTAIN RULES OF CONSTRUCTION.  For purposes of this
Agreement:

                 (a) Certain References. The words "herein," "hereof" and "hereunder," and words of similar import, refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Articles, Sections, Exhibits or Schedules, and similar references, are to Articles or Sections of, or Exhibits or Schedules to, this Agreement unless otherwise specified.

                 (b) General Rules. Unless the context otherwise requires: (i) the singular includes the plural, and vice versa; (ii) all definitions and references to an agreement, instrument or document shall mean such agreement, instrument or document together with all exhibits and schedules thereto and any and all amendments, restatements, replacements, supplements or modifications thereto or thereof as the same may be in effect at the time such definition or reference is applicable for any purpose; (iii) all references to any person shall include such person's successors and assigns; (iv) "include", "includes", and "including" are to be treated as if followed by "without limitation" whether or not they are followed by these words or words with a similar meaning; and (v) reasonable attorneys' fees include allocated costs of in-house counsel.

                 (c) Accounting Terms and Determinations. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement must be interpreted, all accounting determinations hereunder must be made, and all financial statements required to be delivered hereunder must be prepared in accordance with GAAP; provided that, if any Obligor adopts a change in accounting principles from those used in preparing the financial statements of any Obligors as at September 30, 1996 that affects in any material respect (as determined by NBD) the computation of or compliance with any of the provisions of this Agreement, then, unless this Agreement has been amended to modify such provisions to take account of such change in accounting principles, all financial restrictions, provisions and ratios must continue to be computed based upon accounting principles in effect prior to adoption of such change.

                 (d) Uniform Commercial Code. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the Uniform Commercial Code as entered in the State of Michigan to the extent the same are used or defined therein.

                 (e) Headings. The headings of the various subdivisions hereof are for convenience of reference only and in no way modify or affect the interpretation of any of the terms or provisions of this Agreement.

                                   ARTICLE II
                        CREDIT AND TERM LOANS; ADVANCES

         2.1 LINE OF CREDIT. From time to time prior to the Termination Date and subject to the terms and conditions set forth in this Agreement, NBD agrees to make Loans to USML in such amounts as USML may request, provided that the aggregate principal amount of all borrowings made by USML under this line of credit at any one time outstanding may not exceed the lesser of (a) $9,500,000 (the "Line Limit") and (b) the Borrowing Base (the "Line of Credit" or the "Credit").

         All such Loans are evidenced by a single promissory note of USML (the "Line of Credit Note"), payable to the order of NBD and dated as of the date of this Agreement, in substantially the form of Exhibit 2.1 attached to this Agreement. The Line of Credit Note must be executed by USML and delivered to NBD prior to or simultaneously with the initial Loan under this Line of Credit.

         Although the Line of Credit Note is expressed to be payable in the maximum amount of the Line of Credit Loan, USML is obligated to pay only the unpaid balance of amounts advanced to USML together with interest thereon. Should NBD ever loan USML, under this Line of Credit, any sums exceeding the limits set forth above, USML must immediately make principal reduction payments of such excess to NBD as are required to reduce the outstanding balance under the Line of Credit Loan to those limits.

         2.2     ACQUISITION FACILITY.

         (a) From time to time from the date of this Agreement up to and including June 30, 1997 (the "Advance Period"), USML and Delaware Managed Care (each, an "Acquisition Facility Borrower" and collectively, the "Acquisition Facility Borrowers") may, in NBD's sole discretion, obtain Loans from NBD, in such amounts as an Acquisition Facility Borrower may from time to time request, to fund the acquisition of businesses made since the date of this Agreement (the "Acquisition Facility"). The aggregate total amount of all Advances made under the Acquisition Facility may not exceed the principal sum of $3,000,000.

         (b) At the time of each request for an Advance by an Acquisition Facility Borrower under the Acquisition Facility, an Acquisition Facility Borrower must deliver to NBD copies of all documents relating to the acquisition of a business and such other information as NBD may request. Subject to the terms and conditions of this Agreement and in NBD's sole discretion, the proceeds of such requested Advance will be made available to such Acquisition Facility Borrower.

         (c) Simultaneous with each Advance under the Acquisition Facility, an Acquisition Facility Borrower must execute and deliver to Bank a promissory note satisfactory in form and substance to the Bank (such notes are referred to collectively as "Facility Notes" and individually as a "Facility Note"). Advances under the Acquisition Facility bear interest at the Adjusted Acquisition Facility Floating Rate. Advances under the Acquisition Facility are not available at the Adjusted Libor Rate. The maturity date for all Advances under the Acquisition Facility cannot exceed 5 years from the date of each such Advance and the minimum monthly principal payment of each Advance will be equal to the amount of the Advance divided by 60. Interest is payable monthly.

         (d) NBD must have a first-priority, properly-perfected, security interest in the assets purchased by an Acquisition Facility Borrower.

         2.3 STANDBY LETTER OF CREDIT FACILITY. For the period from the date of this Agreement through June 30, 1997, NBD agrees to issue Standby Letters of Credit for a Borrower's account subject to all of the terms and conditions of this Agreement and on the following terms and conditions:

         (a) NBD agrees to issue for a Borrower's account from time to time standby letters of credit (together with all replacements thereof and amendments thereto, each, a "Standby Letter of Credit" and collectively, the "Standby Letters of Credit").

         (b) The total aggregate face amount of outstanding Standby Letters of Credit and unreimbursed draws under Standby Letters of Credit that have been drawn on may not exceed $2,500,000.

         (c) Each Standby Letter of Credit must have an expiry date of not later than one year from the date of issuance, but may contain a usual and customary provision providing for automatic one year extensions unless NBD gives 60 days prior written notice that it will not extend the expiry date.

         (d) A Borrower must execute NBD's standard documentation relating to the issuance of standby letters of credit (for convenience, such documentation, together with all other documentation related to the Standby Letters of Credit, as may be amended or restated from time to time, is referred to collectively as the "Standby Letter of Credit Documents" and individually as a "Standby Letter of Credit Document").

         (e) A Borrower must (i) pay to NBD on any date on which NBD pays a draft presented under a Standby Letter of Credit, a sum equal to the amount so paid plus a disbursement fee of $200 plus any and all expenses that NBD may pay or incur relative to the Standby Letter of Credit, (ii) immediately pay to NBD any and all expenses incurred by NBD in enforcing or protecting any rights under this Agreement or any of the Standby Letter of Credit Documents or the other Loan Documents, and (iii) immediately upon demand by NBD pay to NBD interest on any and all amounts remaining unpaid by a Borrower under the Standby Letter of Credit Documents at any time from the date any such amount becomes payable until payment in full, at per annum rate equal to the Prime Rate plus 3%. If a Borrower fails to make any payment due NBD under this Agreement or the Standby Letter of Credit Documents, NBD may charge any Borrower's account for such amount.

         (f) All of each Borrower's present and future Obligations to NBD under the Standby Letter of Credit Documents are secured by all collateral security (including the Collateral) heretofore, simultaneously herewith, or hereafter granted to NBD by each Obligor or any other party for the purpose of securing any of any Obligor's present or future Obligations to NBD.

         (g) Standby Letters of Credit may only be issued in favor of Ford Motor Company, Chrysler Corporation, and such other companies as NBD may agree to in writing (which companies may include, without limitation, General Motors Corporation, Blue Cross and Blue Shield of Michigan and Michigan Educational Special Services Association, and only to ensure claims payments in connection with payments previously made by these companies to the Obligors.

         (h) Obligors must maintain collected and available funds in an account at NBD or certificate of deposit issued by NBD (in either case, the "Deposit Account") in an amount not less than 110% of the aggregate amount of all accrued claims (both reported and unreported) under the managed care contracts with the beneficiaries of outstanding Standby Letters of Credit.

         2.4     [Intentionally Omitted]

         2.5     REQUESTS FOR ADVANCES; INTEREST COMPUTATION FOR ADVANCES.

                 (a)      New Advances.  Each Advance under Sections 2.1 and
2.2 (but not 2.3) will bear interest at one of the interest rates set forth below, at a Borrower's discretion (except that Advances under Section 2.2 must bear interest at the Adjusted Acquisition Facility Floating Rate), subject to the terms and conditions contained in this Agreement. In order to request an Advance, a Borrower must give notice to the Bank of each proposed Advance, with such prior notice as required by Section 2.5(b) for the appropriate Type of Advance. Each such request is effective upon receipt by the Bank, must be in writing (in the form of Exhibit 2.5) or by telephone, and must specify the Funding Date, the amount of the requested Advance, the Type of Advance and the Advance Period being requested. For purposes of determining required notice periods, (a) with respect to Floating Rate Advances, requests received by the Bank after 11:00 am., Detroit time, will be treated as received prior to 11:00 am., Detroit time, on the next succeeding Business Day and (b) with respect to Libor Rate Advances, requests received by the Bank after 1:00 pm., Detroit time, will be treated as received prior to 1:00 p.m., Detroit time, on the next succeeding Business Day.

                 (b) Types of Advances. Each Advance by the Bank under Sections 2.1 and 2.2 (but not Section 2.3) may be at any one of the following interest rates (except that Advances under Section 2.2 must bear interest at the Adjusted Acquisition Facility Floating Rate), subject to the limitations specified below ("Type of Advance"):

                          (i)     Floating Rate Advances.  USML may obtain
Advances under the Line of Credit at the Adjusted Line of Credit Floating Rate and USML and Delaware Managed Care may obtain Advances under the Acquisition Facility at the Adjusted Acquisition Facility Floating Rate (each, a "Floating Rate Advance" and collectively, "Floating Rate Advances"). Each Floating Rate Advance will be due and payable as provided in Sections 2.1 and 2.2. The applicable Borrower may choose a Funding Date that is the Business Day on which a written request for a Floating Rate Advance is received by the Bank, if the request is received by the Bank no later than 11:00 am., Detroit time.

                          (ii)    LIBOR Advances.  USML may obtain Advances at
the Adjusted LIBOR Rate ("LIBOR Rate Advances") under the Line of Credit for principal amounts which are in integral multiples of $500,000 and are in an amount not less than $1,000,000. USML may choose an Advance Period of 1, 3, or 6 months. USML may choose a Funding Date no sooner than 3 Business Days after the day a written request for a LIBOR Rate Advance is received by the Bank, if the request is received by the Bank no later than 1:00 p.m., Detroit time, on the day on which the request is received.

         (c) Extensions at Maturity. Subject to the terms and conditions of this Agreement, USML may cause all or any part of an outstanding Advance under the Line of Credit to be extended at its maturity as the same or different Type of Advance, provided USML notifies the Bank in writing, or by telephone to be immediately confirmed in writing, of the proposed extension, with prior notice as required by Section 2.5(b) for the appropriate Type of Advance. This notice must be in the form of Exhibit 2.5 and must specify the maturity date of the Advance being extended, the amount of the requested Advance, the Type of Advance and the Advance Period being requested. No Advance may be extended beyond the Termination Date.

         (d)     Adjustments to Interest Rates.

                 (i)      (A)     The "LIBOR Margin" and the "Line of Credit
Floating Rate Margin" for Advances under the Line of Credit are as set forth below in the "Line of Credit Pricing Matrix", which are determined based on Obligors' Consolidated Debt Service Coverage Ratio.

                         LINE OF CREDIT PRICING MATRIX

                Consolidated            Line of Credit
                Debt Service             Floating Rate             LIBOR
                Coverage Ratio              Margin                 Margin
                --------------          --------------          --------------

                2.01 or more:1.00             (.50)%                 2.00%
                2.00 - 1.51:1.00                .50%                 3.00%

                1.50 or less:1.00              1.00%                 3.75%

                          (B)     The "Acquisition Facility Floating Rate
Margin" for Advances under the Acquisition Facility is as set forth below in the "Acquisition Facility Pricing Matrix", which is determined based on Obligors' Consolidated Debt Service Coverage Ratio.

                      ACQUISITION FACILITY PRICING MATRIX


               Consolidated                 Acquisition Facility
               Debt Service                       Floating
               Coverage Ratio               Rate Margin
               --------------               --------------------

               2.01 or more:1.00                   .50%

               2.00 - 1.51:1.00                   1.50%
               1.50 or less:1.00                  2.25%


         (ii) The LIBOR Margin, the Line of Credit Floating Rate Margin, and the Acquisition Facility Floating Rate Margin will be set on the first business day of the month following Bank's receipt of the financial statements called for by Sections 6.4(e) and (f) of this Agreement for each calendar quarter and will be based on the Consolidated Debt Service Coverage Ratio reported by Obligors on the last day of the immediately preceding calendar quarter and will remain in effect until the first business day of the month following Bank's receipt of the financial statement with respect to the next quarter end called for by Sections 6.4(e) and (f) of this Agreement. If the financial statements required by this Agreement are not delivered to NBD within the time provided in
Section 6.4(e) or (f) (whichever is applicable), then the Line of Credit Floating Rate Margin is 1%, the LIBOR Margin is 3.75%, and the Acquisition Facility Floating Rate Margin is 2.25%. Obligors reported to Bank that their Consolidated Debt Service Coverage Ratio was .81 to 1 as of March 31, 1997. Accordingly, the initial LIBOR Margin is 3.75%, the initial Line of Credit Floating Rate Margin is 1%, and the initial Acquisition Facility Floating Rate Margin is 2.25%.

         (e) Default Interest. Upon the occurrence of an Event of Default and during the continuation thereof, the principal amount of the Obligations (including the Advances and Loans under the Acquisition Facility) will bear interest at the applicable Default Rate.

         2.6     REPAYMENT OF ADVANCES.

                 (a) Interest. The Borrowers must pay interest to the Bank, on the unpaid principal amount of each Advance, for the period commencing on the date such Advance is made until such Advance is paid in full, on each Interest Payment Date and on the Termination Date (whether at stated maturity, by acceleration or otherwise) and thereafter on demand, at the applicable interest rate for the Type of Advance.

                 (b) Principal Payments; Rollover; Final Payment. The Borrowers may, at their option, make payments of principal on their outstanding Advances on the last day of each Advance Period for such Advance. Unless the Borrower requests a different Type of Advance (i.e., a LIBOR Rate Advance) in accordance with Section 2.5(c), or makes a payment of all outstanding principal and interest due for an Advance upon its maturity, each Advance (or portion thereof not so extended or paid) will automatically, and without request by the Borrowers, be converted to a Floating Rate Advance (with an Advance Period ending on the Termination Date) upon its maturity. In addition, notwithstanding any request by the Borrowers to the contrary, each Type of Advance that matures after the occurrence and during the continuance of a Default or Event of Default will automatically be converted to a Floating Rate Advance (with an Advance Period ending on the Termination Date) upon its maturity. Unless earlier payment is required under this Agreement, Borrowers must pay to the Bank, the outstanding principal amount of all outstanding Advances, and all applicable Indemnity Payments, on the Termination Date.

                 (c) Optional Prepayment. Subject to Section 2.12, the Borrowers may at any time and from time to time prepay all or a portion of the Floating Rate Advances upon at least 10 Business Days' prior written notice specifying the proposed prepayment date, the aggregate principal amount being repaid, and identifying the Advance being prepaid; provided, however, that 10 Business Days' prior written notice need not be given in connection with prepayments of Floating Rate Advances arising from cash flow generated in the ordinary course of Borrower's business. Subject to Section 2.12, and subject to the following conditions, Borrowers may prepay any LIBOR Rate Advance upon at least 10 Business Days' prior written notice specifying the proposed prepayment date, the aggregate principal being repaid and identifying the Advance being prepaid, provided, that, LIBOR Rate Advances and may only be prepaid in whole, and not in part, and must, in any case, be accompanied by the Indemnity Payment applicable thereto. Any notice under this Section will be an irrevocable commitment by the Borrowers to repay the amount specified to be prepaid pursuant to such notice.

                 (d) Mandatory Prepayments. If at any time the aggregate outstanding principal amount of the Line of Credit Loan exceeds the limits set forth in Section 2.1, then the Borrowers, jointly and severally, must immediately pay to the Bank an amount not less than the amount of such excess, in each case for application to the outstanding principal amount of the Line of Credit

Loan. Each such prepayment will be applied first against the Floating Rate Advances, and then to the outstanding principal amount of any other Type of Advance together with the appropriate Indemnity Payment.

         2.7     PAYMENT METHOD AND RELATED MATTERS.

                 (a) Payments by Borrowers. All payments to be made by the Borrowers under this Agreement must be made in Dollars and in immediately available funds to the Bank at the Bank's address set forth on page 1 of this Agreement, not later than 3:00 p.m., Detroit time, on the date on which such payment is due. Payments received after 3:00 pm., Detroit time, will be deemed to be payments made prior to 3:00 pm., Detroit time, on the next succeeding Business Day.

                 (b) No Setoff or Deduction. All payments of principal of and interest on the Advances and other Obligations must be paid by the Borrowers without setoff, counterclaim or other deduction.

                 (c) Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement (including the definition of Advance Period), whenever any installment of principal of, or interest on, any Advance or any other Obligation becomes due and payable on a day that is not a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, in the case of any installment of principal, interest will be payable thereon at the rate per annum determined in accordance with this Agreement during such extension. Computations of interest and other amounts due under this Agreement will be made on the basis of a year of 360 days, for the actual number of days elapsed, including the first day, but excluding the last day of the relevant period.

         2.8 TAXES OR RESERVES. Notwithstanding anything to the contrary contained elsewhere in this Agreement, if after the date of this Agreement, any change in condition or applicable law, regulation or interpretation thereof (including any request, guideline or policy not having the force of law and including, without limitation, Regulation D, as promulgated by the Board of Governors of the Federal Reserve System of the United States, or any similar regulation substituted therefor) by any authority charged with the administration or interpretation thereof occur that:

                 (i) subjects the Bank to any tax with respect to its LIBOR Rate Advances (other than any tax on the overall net income of the Bank); or

                 (ii) changes the basis of taxation of payments to the Bank of principal of or interest on its LIBOR Rate Advances or other fees and amounts payable hereunder, or any combination of the foregoing (other than any tax on the overall net income of the Bank); or

                 (iii) imposes, modifies or deems applicable any reserve or deposit requirements against any assets held by, deposits with or for the account of, or loans or commitments by the Bank with respect to LIBOR Rate Advances; or

                 (iv) imposes upon the Bank any other condition with respect to its LIBOR Rate Advances or this Agreement;

and if the result of any of the foregoing is to increase the actual cost to the Bank (taking into consideration any costs figured into the calculation of the Adjusted LIBOR Rate pursuant to the definition of the Adjusted LIBOR Rate and any payments required under this Section 2.8 and Section 2.9) of making or maintaining its LIBOR Rate Advances hereunder, or to reduce the amount of any payment (whether of principal, interest or otherwise) receivable by the Bank or to require the Bank to make any payment, in respect of any such Advance, in each case by or in an amount which the Bank in its reasonable judgment determines is material, then:

                 (A) the Bank must promptly notify Borrowers in writing of the happening of such event;

                 (B) the Bank must promptly deliver to Borrowers a certificate stating the amount of such increased cost, reduction or payment and that such increased cost, reduction or payment has been imposed on substantially all other similarly situated Borrowers of LIBOR Rate loans; and

                 (C) Borrowers must pay to the Bank, within 10 Business Days after delivery of the certificate referred to in clause (B) above, the amount or amounts as will compensate the Bank for such additional cost, reduction or payment.

         2.9 CAPITAL. If, after the date of this Agreement, the Bank determines that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of the Bank (or the Person controlling the Bank) as a consequence of the Bank's obligations or the financial accommodations provided by the Bank hereunder to a level below that which the Bank (or the Person controlling the Bank) could have achieved but for such adoption, change or compliance (taking into consideration the policies of the Bank (or the Person controlling the Bank) with respect to capital adequacy) by an amount deemed by the Bank (or such Person), in its sole discretion, to be material, then from time to time, Borrowers must pay to the Bank within 10 Business Days of receiving notice thereof, such additional amount or amounts as will compensate the Bank (or such Person) for such reduction, provided that NBD is charging substantially all other similarly situated Borrowers substantially similar additional amounts.

         2.10    ILLEGALITY AND IMPOSSIBILITY.

                 (a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if any change after the date of this Agreement in law or regulation or in the interpretation thereof by any governmental authority charged with the administration thereof makes it unlawful (based on the opinion of any counsel, whether in-house, special or general, for the Bank) for the Bank to make or maintain any LIBOR Rate Advance or to give effect to its obligations as contemplated hereby with respect to any LIBOR Rate Advance, then, by written notice to USML, the Bank may:

                          (i) declare that LIBOR Rate Advances will not thereafter be made by the Bank hereunder, whereupon Borrowers will be prohibited from requesting LIBOR Rate Advances from the Bank hereunder unless such declaration is subsequently withdrawn; the Bank agrees promptly to withdraw any such declaration if and to the extent that the making or maintenance by the Bank of its LIBOR Rate Advances ceases to be unlawful; and

                          (ii) require that all outstanding LIBOR Rate Advances made by it to USML be forthwith converted into Floating Rate Advances, in which case the Borrowers must pay to the Bank on the date of such conversion all interest accrued on such LIBOR Rate Advance to such date and the amounts payable under Section 2.11.

                 (b) For purposes of this Section 2.10, a notice to USML by the Bank under subparagraph (a) above is effective on the last day of the then current Advance Period, or, if there are then two or more current Advance Periods, on the last day of each such Advance Period, respectively; otherwise, such notice is effective on the date of receipt by USML.

         2.11 LIBOR RATE INDEMNITY. If USML fails to make any payment of principal or interest in respect of any LIBOR Rate Advance when due or make any payment or prepayment of the principal of any LIBOR Rate Advance, for any reason, on any date other than the last day of the Advance Period applicable thereto, or if USML fails to borrow any LIBOR Rate Advance after requesting the same in accordance with this Agreement, or if any LIBOR Rate Advance is converted to a Floating Rate Advance in accordance with this Agreement on other than the last day of the Advance Period of such LIBOR Rate Advance, the Borrowers must reimburse the Bank on demand by the Bank for any resulting loss or expense incurred by the Bank, including any loss incurred in obtaining, liquidating, or employing deposits from third parties, and must pay the Bank on demand a $150 administrative fee for each LIBOR Advance that is paid on a date other than the last day of the Advance Period for that Advance (each, an "Indemnity Payment" and collectively, "Indemnity Payments"); provided, however, that no such $150 fee is due in connection with LIBOR Rate Advances that must be prepaid in accordance with Section 2.10 of this Agreement. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail and submitted by the Bank to the Borrowers is presumptive evidence of the amount of the Bank's loss or expense.

         2.12 PREPAYMENT OF LOANS. Upon 10 Business Days prior written notice to NBD, Floating Rate Advances under the Acquisition Facility may be prepaid in whole or in part at the Borrower's option at any time; provided, however, that 10 Business Days' prior written notice may not be given in connection with prepayments of Floating Rate Advances arising in the ordinary course of Borrower's business. Borrowers may prepay the Line of Credit Loan by giving the Bank the same notice provided in the immediately preceding sentence and, if such prepayment results in 50% or more of the then outstanding balance of the Line of Credit Loan being repaid and arises in whole or in part from a Person in the business of lending money or investing in companies, then the Borrowers must accompany such prepayment with a prepayment premium equal to the sum of (a) 2% of the Line Limit if the prepayment is made within one year from the date of this Agreement or 1% of the Line Limit if the prepayment is made later than one year from the date of this Agreement, plus, (b) all applicable Indemnity Payments. If the principal prepayments are made on Acquisition Facility Loans, they will be applied in the inverse order of maturity.

         2.13 CROSS-DEFAULTS AND CROSS-COLLATERALIZATION. A default under any Loan is a default under all other Loans and under all Obligations. All Collateral secures all Obligations.
                                  ARTICLE III
                            CONDITIONS OF BORROWING

         Notwithstanding any other terms of this Agreement and without limiting the discretionary nature of the Loans under the Acquisition Facility, NBD is not required to make any Loan to any Borrower under this Agreement unless all of the following conditions are met:

         3.1 REPRESENTATIONS TRUE. Each Obligor's representations and warranties in this Agreement (and in the Loan Documents and all agreements referred to or executed in connection with this Agreement) are true as of the date of each Loan or advance under this Agreement with the same effect as though such representations and warranties had been made by each Obligor at such time.

         3.2 NO DEFAULT. No Event of Default or Default exists under this Agreement or any other Loan Document and no suit or proceeding at law or in equity or of any governmental body has been instituted or, to the knowledge of any Obligor, threatened which, in either case, would constitute a Material Adverse Event.

         3.3 COUNSEL OPINION. Simultaneously with the execution of this Agreement, NBD must have received from Obligors' counsel a satisfactory legal opinion, in substantially the form attached to this Agreement as Exhibit 3.3, as to such matters as the Bank may reasonably request.

         3.4 COLLATERAL FOR OBLIGATIONS. To secure all of the Obligations each Obligor (other than Michigan Managed Care and Ohio Managed Care) must have granted to NBD a first lien and security interest in all of its present and future personal property, in accordance with the terms of (i) a Continuing Security Agreement, executed and delivered to NBD by each Obligor

(other than Michigan Managed Care and Ohio Managed Care), in substantially the form attached to this Agreement as Exhibit 3.4(a), but completed as appropriate for each applicable Obligor (each, a "Security Agreement" and collectively, the "Security Agreements") and (ii) a Stock Pledge Agreement, executed by USML and Delaware Managed Care, in substantially the form attached to this Agreement as
Exhibit 3.4(b), but completed as appropriate for USML and Delaware Managed Care. (All of the property described in the agreements referred to in this Section 3.4, together with all other present and future collateral granted to NBD by any Obligor or any Guarantor to secure any present or future obligation to NBD or an NBD Affiliate is, for convenience, collectively called the "Collateral".)

         3.5 GUARANTIES. As further security for the payment of the Obligations, and the performance and observance of the terms and conditions of this Agreement and the other Loan Documents, Borrowers have offered to obtain, and NBD agrees to accept (b) written guaranties from each of the Obligors (other than Michigan Managed Care and Ohio Managed Care) (in their capacity as guarantors and together with any other present or future guarantor of any of the Obligations, each a "Guarantor" and collectively, the "Guarantors") in substantially the form attached to this Agreement as Exhibit 3.5, but completed as appropriate (each, a "Guaranty" and collectively, the "Guaranties") under which each Obligor (other than Michigan Managed Care and Ohio Managed Care) guarantees to NBD payment and performance of all of the Obligations of each other Obligor to NBD whether under this Agreement, the Notes, the other Loan Documents, the agreements and documents referred to in this Agreement or
otherwise.   The Guaranties executed by the Obligors are secured by the
Collateral.

         3.6 LANDLORD/MORTGAGEE WAIVER. Simultaneously with the execution of this Agreement, the Obligors must deliver to NBD Landlord/Mortgagee Waivers for the real property described in the Preliminary Closing List, in substantially the form attached hereto as Exhibit 3.6, but completed as appropriate.

         3.7 PUBLIC DEBT DOCUMENTS. Prior to the execution of this Agreement, the Obligors delivered to NBD copies of all documents related to the recent $12,000,000 subordinated public debt offering (each, a "Public Debt Document" and collectively, the "Public Debt Documents").

         3.8 CONDITIONS PRECEDENT. NBD must have received fully executed copies of all documents listed on the Preliminary Closing List (the "Preliminary Closing List") attached to this Agreement as Exhibit 3.8, and Obligors must have satisfied to NBD's satisfaction all issues and matters identified in the Preliminary Closing List.

         3.9     COLLATERAL MONITORING FEE; FACILITY FEE; AND OTHER FEES.

                 (a) Obligors must pay Bank a $5,000 quarterly collateral monitoring fee per fiscal quarter (the "Collateral Monitoring Fee"), payable in arrears, beginning with the fiscal quarter ending September 30, 1997.

                 (b) Obligors must pay Bank a $140,000 facility fee (the "Facility Fee") of which $3,295 was paid prior to the execution of this Agreement. The remaining $136,705 is due on the execution of this Agreement. The Facility Fee has been fully earned by Bank. Prior to the date of this Agreement, the Obligors gave NBD a $25,000 deposit for NBD's due diligence expenses relating to the Obligors. Fifteen Thousand Dollars of this amount was paid to Norman Levy & Associates for conducting an appraisal, $6,705 was charged as an expense for NBD's audit, and the $3,295 balance has been applied to the Facility Fee as provided above.

                 (c) Prior to or simultaneously with each Advance under the Acquisition Facility, the Acquisition Facility Borrowers must pay NBD a facility fee (the "Acquisition Facility Fee") equal to 1% of the principal amount of each Advance.

                 (d) Except as provided in the next sentence, an Acquisition Facility Borrower must pay NBD an additional facility fee (the "Additional Acquisition Facility Fee") equal to 1% of the outstanding principal amount of each Advance under the Acquisition Facility on each anniversary date of the Advance. No Additional Acquisition Facility Fee is due with respect to an Advance under the Acquisition Facility on a particular anniversary date if the outstanding principal balance of the Advance in question is paid down to at least the percentages shown in the chart below:

        Anniversary Date                             Paydown of at least

                1                                            30%
                2                                            60%

                3                                            90%

                4                                           100%

                 (e) Each Standby Letter of Credit will accrue a commission at the per annum rate of 1.5% of the face amount of the Standby Letter of Credit, payable annually in advance at the time of issuance or extension. In addition, a Borrower must also pay all other usual and customary fees charged by NBD in connection with issuance of Standby Letters of Credit.

                 (f) USML must pay Bank a commitment fee (the "Commitment Fee") of .50% per annum of the difference between (i) the Line Limit and (ii) the daily average outstanding principal balance of the Line of Credit, payable quarterly in arrears within 15 days of each quarter-end and on the Termination Date (for the period from the last day for which the Commitment Fee was paid to the Termination Date).

                 (g) Except as provided in the immediately following sentence, prior to or simultaneously with execution of this Agreement, and in addition to any other payments due NBD under this Agreement, Obligors must have paid NBD all of NBD's out-of-pocket costs, including reasonable attorneys' fees, arising in connection with preparation, negotiation, execution, delivery and closing of this Agreement, the Loans contemplated under this Agreement, and documents provided for or to be delivered in connection with this Agreement. The Obligors are not obligated to reimburse NBD for attorneys' fees through the date of this Agreement for drafting and closing this Agreement and the other Loan Documents that exceed the sum of (i) $31,000 plus, (ii) out-of-pocket expenses incurred by NBD's counsel through the date of this Agreement. As provided elsewhere in this Agreement, Obligors are responsible for all out-of-pocket costs and all attorney's fees incurred after the date of this Agreement.

         3.10 WAIVER OF CONDITIONS. NBD may, in its sole discretion, waive any conditions to any Loan or Advance contained in this Article III, but no waiver is valid or enforceable unless it is in a written agreement that is executed by an authorized officer of NBD.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         In order to induce NBD to accept the Notes and to make Loans as provided in this Agreement, each Obligor represents and warrants to NBD as follows:

         4.1 ORGANIZATION. USML, Michigan Managed Care, Processing, and AR Credit are corporations duly organized and existing under the laws of the State of Michigan. Delaware Managed Care is a corporation duly organized and existing under the laws of the State of Delaware. Ohio Managed Care is a corporation duly organized and existing under the laws of the State of Ohio. The execution, delivery and performance of this Agreement and the issuance of the Notes as provided in this Agreement are within each Obligor's corporate powers, have been duly authorized, are not in contravention of law or the terms of any Obligor's Articles of Incorporation, Code of Regulations, or Bylaws, and do not require the consent or approval of any governmental body, agency or authority. Each Obligor is duly licensed or qualified to do business in all jurisdictions in which the Obligor has substantial property or business operations. A list of all locations at which each Obligor conducts business or has assets located at is attached to this Agreement as Exhibit 4.1.

         4.2 FINANCIAL STATEMENTS. Each Obligor's consolidated and consolidating balance sheets and the statements of operations previously furnished to NBD are complete and fairly present, in accordance with GAAP, each Obligor's consolidated and consolidating financial condition as of the relevant dates and the results of their operations for the fiscal periods ended on such dates. Since the latest of such dates, there has been no Material Adverse Event.

         4.3 LIENS. Except for Permitted Liens, each Obligor has good and marketable title to all its assets free and clear of all Liens.

         4.4 ABSENCE OF CONFLICTING OBLIGATIONS. The making and execution of this Agreement and compliance with its terms and the issuance of the Notes will not result in a breach of any of the terms and conditions of or result in the imposition of any Lien or charge upon any property of any Obligor pursuant to, or constituting a default under, any indenture or other agreement or instrument to which any Obligor is a party or by which it is bound.

         4.5 TAXES. Except as expressly disclosed in the financial statements referred to in Section 4.2 above and on Exhibit 4.5, each Obligor has no outstanding unpaid tax liabilities (except for taxes which are currently accruing from its current operations and ownership of property, and which are not delinquent), and no tax deficiencies have been proposed or assessed against any Obligor. Except as set forth on Exhibit 4.5, there have been no audits of any Obligor's federal income tax returns, which have resulted in or are likely to result in the assessment of any material tax liability against any Obligor and all taxes shown by any returns have been paid.

         4.6     ABSENCE OF MATERIAL LITIGATION.  Except as set forth on
Exhibit 4.6, no Obligor is a party to any litigation or administrative proceeding, nor so far as is known by each Obligor is any litigation or administrative proceeding threatened against it, which in either case would, if adversely determined, cause any Material Adverse Event. A list of litigation in which any Claim in excess of $150,000 is being asserted against any Obligor is set forth on Exhibit 4.6 attached to this Agreement.

         4.7     ABSENCE OF ENVIRONMENTAL PROBLEMS.  Except as set forth on
Exhibit 4.7 to this Agreement, each Obligor is not aware of any environmental problems or violations of any Environmental Law or regulations involving any Obligor's past or present operations, facilities and property. Further, no Obligor has received notice that it is currently in violation of any Environmental Law or regulation and each Obligor has all necessary environmental permits and licenses to operate its business, except for any such permits or licenses the failure of which to obtain would not either individually or in the aggregate have a Material Adverse Effect on (1) the Obligors on a consolidated basis, (2) USML or (3) Delaware Managed Care and its subsidiaries on a consolidated basis.

         4.8 CORPORATE NAME. Each Obligor's corporate name is exactly as set forth on the signature page of this Agreement and, except as set forth on the signature page and on Exhibit 4.8 to this Agreement, no Obligor has changed its corporate name since the date of its incorporation, nor has it used any assumed name(s), tradenames, or tradestyles.

         4.9 FINANCING STATEMENTS. Except for financing statements covering Permitted Liens and NBD's Liens, no financing statements covering any Collateral, proceeds of Collateral, or any other of any Obligor's property are on file in any public office.

         4.10 RECORDS. All of the records concerning all of the Collateral are kept at each Obligor's chief executive office shown on the first page of this Agreement, and such records may not be removed from such offices without NBD's prior written consent.

         4.11 EMPLOYEE RETIREMENT INCOME SECURITY ACT. To each Obligor's knowledge, no Reportable Event has occurred with respect to any Plan.

         4.12 BROKER'S FEES. No Obligor has made a commitment, and has taken no action, that could result in a claim for any brokers', finders', or similar fees or commitments in respect to the transactions described in this Agreement. Each Obligor agrees to pay all finders' fees or similar fees payable to any persons or entities in connection with this Agreement and to defend and hold NBD harmless against any and all such fees.

         4.13    CHIEF EXECUTIVE OFFICE.

                 (a) Its chief executive office and principal place of business is located at address set forth on page 1 of this Agreement.

                 (b) Each Obligor must provide Bank with 30 days prior written notice of any change with respect to any of the foregoing.

         4.14 FULL DISCLOSURE. So far as each Obligor is aware, this Agreement and all of the Exhibits and other written material delivered by the Obligors to NBD in connection with the transactions contemplated hereby do not contain any statement that is false or misleading with respect to any material fact and do not omit to state a material fact necessary in order to make the statements therein not false or misleading. There is no additional fact that any Obligor is aware of that has not been disclosed in writing to NBD that materially affects adversely or, so far as any Obligor can reasonably foresee, would cause a Material Adverse Event.

         4.15 FLOOD HAZARD. No location at which any Obligor does business falls within the boundaries of a special flood hazard area so designated by the United States Federal Emergency Management Administration.

         4.16 PROJECTIONS. In light of all material facts known to the Obligors, no Obligor has any reason, in good faith, to believe that its and the other Obligors' prospects are not as indicated in the 1997 fiscal year projections concerning the Obligors attached as Exhibit 4.16 to this Agreement.

         4.17 PATENTS, COPYRIGHTS, ETC. Each Obligor owns or possesses adequate licenses or other rights to use all patents, processes, trademarks, trade names, and copyrights necessary to conduct its business as now conducted or presently intended to be conducted and no Obligor has reason to believe that any such rights conflict or will conflict with the rights of others. A list of all patents, trademarks, and copyrights that any Obligor has an interest in is attached to this Agreement as Exhibit 4.17.

         4.18 COMPLIANCE WITH LAW. To the best of its knowledge, each Obligor is in compliance in all material respects with all Governmental Regulations applicable to it or its business or properties. Without limiting the generality of the foregoing, all licenses, permits, orders, or approvals that are required under any Governmental Regulation in connection with the each Obligor's business or properties (collectively, "Permits") have been obtained and are in full force and effect except for those the failure of which to obtain would, either individually or in the aggregate, have a Material Adverse Effect on (1) the Obligors on a consolidated basis, (2) USML or (3) Delaware Managed Care and its subsidiaries on a consolidated basis. No notice of any violation has been received with respect of any such Permits and no proceeding is pending or, to the best of each Obligor's knowledge, threatened to terminate, revoke or limit any such Permits.

         4.19 STATUTORY REGULATION. No Obligor is an investment company within the meaning of the Investment Company Act of 1940, as amended, and is not, directly or indirectly, controlled by or acting on behalf of any person or entity that is an investment company, within the meaning of this Act. No Obligor is subject to (A) any governmental requirement regulating public utilities or similar entities, and is not, within the meaning of the Public Utility Holding Company Act of 1935, as amended, (a) a holding company; (b) a subsidiary or affiliate of a holding company; or (c) a public utility; or (B) regulation under the Interstate Commerce Act or the Federal Power Act or to any other governmental requirement limiting or placing conditions upon its power or right to borrow money.

         4.20    MEDICAID AND MEDICARE ACCOUNTS.

         (a) The pledge of USML's Medicare Accounts and Medicaid Accounts is a legal, valid and binding obligation of USML enforceable in accordance with its terms and USML will promptly execute and deliver to NBD any instruments requested by NBD to evidence, renew, continue or perfect a security interest in such Medicare Accounts and Medicaid Accounts in NBD's favor. To the extent required by applicable law as in effect from time to time, USML has the absolute right to receipt of Qualified Medicare Accounts and Qualified Medicaid Accounts free and clear from any presently known (after due inquiry) contractual adjustments, setoffs, or demands for reimbursements, recoupment, "recapture" or other recovery of overpayment occurring for any period, or similar rights of the payors thereof.

         (b) USML participates in, and (to the extent payment is available under applicable statutes, regulations and administrative practices) receives payments under the Medicare, Medicaid and Blue Cross programs for its services provided to Medicare beneficiaries, Medicaid recipients and Blue Cross subscribers or enrollees and currently participates in such programs in Michigan and there are in effect agreements providing for payments to the USML with respect to patients enrolled in such programs or the provisions of services, goods, supplies or equipment to providers under such programs; and the business of USML has at all times been conducted, and will continue to be conducted, in compliance with all applicable federal and state Governmental Regulations, including without limitation, those relating to third party payment programs such as Medicare, Medicaid and Blue Cross/Blue Shield and referrals under such programs or any of them.

         (c) If the federal or state agencies or intermediaries or any Blue Cross and Blue Shield program making payments to USML for services performed or goods, supplies or equipment provided at any time make any contractual adjustment, set off, claim for reimbursement, recoupment or "recapture" or other recovery of overpayment occurring for any such period, then USML is responsible for such claims and to pay for the same promptly, subject, however, to USML's right to contest such claims or request reconsideration thereof, and each Obligor hereby indemnifies NBD against any and all costs or losses experienced by NBD (including amounts paid in settlement, interest, penalties, court costs and reasonable attorney's fees and expenses) in such event.

                                   ARTICLE V
                               NEGATIVE COVENANTS

         While any of the Obligations remain unpaid, each Obligor must not agree to and must not:

         5.1 RESTRICTION ON LIENS. Except for Permitted Liens, create or permit to be created or allow to exist any Lien on any property or assets now owned or acquired in the future by any Obligor.

         5.2 RESTRICTION ON INDEBTEDNESS. Create, incur, assume, or have outstanding any Indebtedness except:

                 (a)      The Obligations.

                 (b) Indebtedness incurred in the ordinary course of each Obligor's business for necessary materials, supplies, etc., all of which must be due not more than 90 days from the date of invoice and none of which may be past due.

                 (c) Indebtedness identified on Exhibit 5.2(c) attached to this Agreement.

                 (d)      Indebtedness for Permitted Liens.

                 (e) A refinancing of the Indebtedness evidenced by the Public Debt Documents on terms and conditions reasonably satisfactory to NBD.

         5.3 MERGERS; CONSOLIDATIONS; DISPOSITION OF ASSETS. Merge with or into or consolidate with or into any other corporation or entity; or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets or business (other than by sales of inventory made in the ordinary course of business).

         5.4 SALE AND LEASEBACK. Enter into an agreement under which any Obligor leases or purchases any property that it or any other Obligor has sold or is to sell.

         5.5 RESTRICTED PAYMENTS. Except for dividends payable in shares of its stock, Permitted Dividends, and Required Dividends, make a Restricted Payment.

         5.6 INVESTMENTS. Make any loans or advances to, or investments in, other persons, corporations or entities, except:

                 (a) Investments in (i) bank certificates of deposit and savings accounts; (ii) obligations of the United States; and (iii) prime commercial paper maturing within 90 days of the date of acquisition by an Obligor.

                 (b) Loans and advances made to employees and agents in the ordinary course of business, such as travel and entertainment advances and similar items, not to exceed $50,000 in the aggregate at any one time outstanding.

         5.7 CONTINGENT LIABILITIES. Become contingently liable for any Contingent Liabilities.

         5.8     [INTENTIONALLY OMITTED.]

         5.9 STOCK. Pledge, hypothecate or otherwise encumber or sell or otherwise transfer any shares of any class of its capital stock or make any change in any Obligor's capital structure other than pursuant to employee plans, including without limitation, the 1992 option plan, the Directors Stock Option plan, and the employee stock purchase plan.

         5.10    [INTENTIONALLY OMITTED.]

         5.11 NATURE OF BUSINESS. Make any substantial change in the nature of its business from that engaged in on the date of this Agreement or engage in any other businesses other than those engaged in on the date of this Agreement.

         5.12 INSIDER TRANSACTIONS. Enter into, or permit or suffer to exist, any transaction or arrangement with any director, officer, affiliate (including other Obligors), or member of management, except on terms that are no less favorable to the applicable Obligor than could be obtained from persons who have no relationship with Obligors in arm's-length transactions.

         5.13 FISCAL YEAR. Change their fiscal years, all of which currently end on December 31.

                                   ARTICLE VI
                             AFFIRMATIVE COVENANTS

         While any of the Obligations remain unpaid, each Obligor must:

         6.1     FINANCIAL STATUS.

                 A. Consolidated Current Ratio. Maintain at all times a Consolidated Current Ratio of not less than (i) 1.1 to 1 from the date of this Agreement through June 29, 1997, and (ii) 1.25 to 1 on and after June 30, 1997.

                 B. Consolidated Funded Debt Ratio. Maintain at all times a Consolidated Funded Debt Ratio of not greater than (i) .75 to 1 from the date of this Agreement through September 29, 1997, (ii) .70 to 1 for the period from September 30, 1997 through December 30, 1997, and (iii) .60 to 1 on and after December 31, 1997.

                 C. Consolidated Debt Service Coverage Ratio. Maintain a Consolidated Debt Service Coverage Ratio of not less than (i) .65 to 1 for the periods ended December 31, 1996, and March 31, 1997 (ii) .9 to 1 for the period ended June 30, 1997, (iii) 1 to 1 for the period ended September 30, 1997, and
(iv) 1.25 to 1 for the period ended December 31, 1997, and thereafter. This financial covenant will be measured as of the last day of each fiscal quarter of the Obligors on a trailing four quarter basis.

                 D. Consolidated Leverage Ratio. Maintain at all times a Consolidated Leverage Ratio of not greater than (i) 9.5 to 1 from the date of this Agreement through June 29, 1997; (ii) 7 to 1 for the period from June 30, 1997 through September 29 1997; (iii) 5 to 1 for the period from September 30 1997 through June 29, 1998; and (iv) 3 to 1 on and after June 30, 1998.

                 E. Financial Covenant Calculation. A calculation of the financial covenants in this Section 6.1 as of March 31, 1997 is attached to this Agreement as Exhibit 6.1E. Exhibit 6.1E has been reviewed in good faith by the Obligors and NBD and these parties believe that Exhibit 6.1E reflects the proper calculation of the financial covenants.

         6.2 INSURANCE. (a) Maintain adequate fire and extended coverage and liability insurance covering all of its present and future real and personal property, furniture, fixtures, parts, accessories, machinery, inventory, and new and used vehicles, with lenders loss payable and noncontributory mortgagee clauses in NBD's favor, protecting NBD's interest, as such interest may appear, together with such policies of business interruption insurance and products liability insurance as NBD may reasonably request and insurance in accordance with all applicable worker's compensation laws. Such insurance must be in such form, with such companies, and in such amounts as are reasonably acceptable to NBD, insuring against liability for damage to persons or property, and must provide for thirty (30) days prior written notice to NBD of cancellation or material alteration. Each Obligor must provide NBD with the original policies of insurance for all such coverages or true copies of the policies, simultaneously with the execution of this Agreement, showing that NBD's interest has properly been endorsed on the applicable policy. NBD may, in its Reasonable Credit Judgment, on 30 days written notice to an Obligor, require an Obligor to obtain additional or different insurance coverages as NBD may reasonably request.

         (b) Except as provided in subsection (c) below, in cases of loss or damage by fire or other casualty to the Collateral, NBD is authorized, in its sole and absolute discretion, (a) to settle and adjust any claim under insurance policies which insure against such risks, or (b) to allow an Obligor (as applicable, the "Affected Party") to agree with the insurance company or companies on the amount to be paid in regard to such loss. In either case, NBD is authorized to collect and receive any insurance proceeds. Except as otherwise provided above, all such insurance proceeds must be delivered by the insurance company or the Affected Party to NBD, to be applied as provided in this Agreement. If any insurance proceeds should be paid to an Affected Party (in violation of this Section), such proceeds shall be held in trust for NBD and shall be immediately paid to NBD. Except as otherwise provided in Section 6.2(c), all such insurance proceeds shall be held by NBD and NBD shall have the right to apply the insurance proceeds (a) first, to reimburse NBD for all reasonable costs and expenses, including attorneys' fees, incurred in connection with the collection and administration of such proceeds, and (b) then, the remainder of such proceeds shall be applied, at the sole discretion of NBD, (i) to the payment of any Obligations, either in whole or in part, in the order determined by NBD, in its sole and absolute discretion, or (ii) to the repair, restoration or replacement, either partly or entirely, of the damaged or destroyed assets (the "Affected Assets"). If the insurance proceeds are to be applied to such repair, restoration or replacement, and if no Event of Default (see Section 6.2(c)(vii) below) has occurred, such proceeds shall be made available, from time to time, to the Affected Party upon NBD being furnished with satisfactory evidence of the estimated cost of completion of such replacements, repairs, or improvements with an architect's certificate, waivers of liens, contractors' sworn statements and other evidence of cost and payments as the NBD may reasonably require and approve, and with all plans and specifications for such rebuilding or restoration as the NBD may reasonably require and approve. No payment made prior to final completion of any such work of restoration or repair shall exceed 90% of the value of the work performed with materials provided, from time to time, and at all times the undisbursed balance of said proceeds remaining in the hands of the NBD shall be at least sufficient to pay the cost of completion of the work free and clear of liens. In the event of any dispute between NBD and the Affected Party as to the disposition of any insurance proceeds or any matter related thereto, the judgment of NBD shall be controlling with respect to any insurer and any insurer shall be entitled to rely upon such judgment of NBD.

                 (c) Anything in this Agreement or the related Loan Documents to the contrary notwithstanding, the casualty insurance proceeds or any part thereof shall be applied by NBD toward the reimbursement of all costs and expenses of NBD in collecting the insurance proceeds and the balance to be held by NBD to be applied to the payment of the cost of repairing, restoring or rebuilding the Affected Assets pursuant to procedures established by NBD in Section 6.2(b), provided that all of the following conditions are satisfied:

                                  (i)      The Affected Party requests in
                          writing that such proceeds be used to repair or restore Affected Assets within thirty (30) days after the insurance proceeds are delivered to the Bank and/or the Affected Party;

                                  (ii)     The estimated amount to replace or
                          restore the loss in question, when added to all other casualty losses to all Affected Parties for all Affected Assets not yet fully restored through the date of determination, does not exceed $4,000,000 in the aggregate.

                                  (iii)    The Bank determines, in its
                          Reasonable Credit Judgment that the reconstruction or repair is economically feasible and the security of the Collateral will not be impaired.

                                  (iv)     The repaired or replaced assets
                          shall be at least equal in value and general utility as the Affected Assets were prior to the damage or destruction.

                                  (v)      Business loss insurance for the
                          entire estimated period of repair is in effect and the amount of such loss will be paid by such insurance other than standard deductibles acceptable to NBD.

                                  (vi)     The Affected Party continues in
                          existence.

                                  (vii)    No Event of Default has occurred;
                          provided, however, that for the purpose of determining whether or not an Event of Default has occurred, the damage to the Affected Assets themselves will not in and of itself constitute an Event of Default, but all related issues, such as the affect on the Affected Party's business operations and prospects going forward, will be taken into account.

                                 (viii) The insurance proceeds are sufficient to pay for the repair or restoration.

If an Affected Party elects to repair or restore Affected Assets and all of the above conditions are satisfied, the Affected Party must immediately commence repair or restoration work and must complete all repair and restoration work within 6 months after the insurance proceeds are available. Anything herein to the contrary notwithstanding, in the event there are any excess insurance proceeds after the completion of any repair or restoration of the Affected Assets permitted by the Bank or as provided in this Agreement, all such excess insurance proceeds shall be applied by the Bank to the Obligations in such order and manner as the Bank may choose. For purposes of this Section 6.2, all references to "Obligations" are to be treated as also referring to all present and future obligations of any Affected Party to NBD and NBD Affiliates, including all obligations arising under the Guaranties.


         6.3 CORPORATE EXISTENCE; PAYMENT OF TAXES AND OTHER LIABILITIES. Maintain its corporate existence and pay all taxes, assessments and other governmental charges against it or its property, and all of its other liabilities, before the same become delinquent and before penalties accrue on these debts and obligations except to the extent and so long as the same are being contested in good faith by appropriate proceedings in such manner as not to cause any Material Adverse Event, with adequate reserves provided for such payments, and, in the case of unpaid taxes that are or could become a lien superior to NBD's lien in any of the Collateral, upon demand by NBD, posting with NBD of adequate security to protect NBD.

         6.4 ACCOUNTING RECORDS; REPORTS. Maintain a standard and modern system for accounting in accordance with generally accepted principles of accounting consistently applied throughout all accounting periods, and furnish to NBD:

                 (a) Within 20 days after the end of each month, as of the last day of the preceding month, aging and summary reports of each Obligor's accounts receivable (including Edit Accounts) and payable in such form and detail as NBD may request.

                 (b) Within 20 days after the end of each month, monthly collateral activity reports of USML (each, a "Collateral Activity Report") as of the close of business of the preceding day, on forms supplied by NBD.

                 (c) Within 20 days after the end of each month, a monthly summary of all inventories of USML in such form and detail as NBD may reasonably request.

                 (d) Within 30 days after the end of each of the first eleven months of each fiscal year, a balance sheet of the Obligors on a consolidated and consolidating basis as of the close of each such month and of the comparable month in the preceding fiscal year, and statements of income and surplus of the Obligors for each month and for that part of the fiscal year ending with each such month and for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as true and correct (subject to audit and normal year-end adjustments) by a Responsible Officer of each Obligor.

                 (e) Within the time allowed (without extension) by the Securities and Exchange Commission, copies of USML's 10Q and 10K reports.

                 (f) As soon as available and in any event within 90 days after the close of each fiscal year of Obligors, a copy of Obligors' detailed long-form audit report for such year and accompanying financial statements, on a consolidated and consolidating basis, as prepared by independent certified public accountants of recognized standing selected by the Obligors and reasonably acceptable to NBD, together with all management letters, which report must be accompanied by an unqualified opinion of such accountants, in form satisfactory to NBD, to the effect that the financial statements fairly present the financial condition of the Obligors and the results of their operations as of the relevant dates, and each such financial statement must be accompanied by a certification by the public accountants that no Event of Default or Default exists, or if such condition does exist, stating the nature thereof and the action, if any, Obligors are taking to correct such condition. Although the financial statements required under this Subsection (f) must contain an unqualified opinion of the Obligors' accountants, they may contain a non-material explanatory paragraph.

                 (g) Within 90 days after the end of each fiscal year of the Obligors, a certificate of insurance showing all insurance policies that the Obligors had in force as of the end of such fiscal year.

                 (h) (1) As soon as possible and in any event within 30 days after any Obligor knows that any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of such Obligor setting forth details as to such Reportable Event and the action that such Obligor proposes to take with respect to the Reportable Event, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation,
         (2) promptly after the filing with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each Plan administered by any Obligor, and (iii) promptly after receipt, a copy of any notices any Obligor receives from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan administered by any Obligor provided, however, this subpart (iii) does not apply to notices of general application promulgated by the Pension Benefit Guaranty Corporation or the Internal Revenue Service.

                 (i) Within 30 days after the end of each month of each fiscal year, a letter of "covenant compliance" regarding Obligors' obligations under this Agreement, delivered to NBD and prepared, in form and substance acceptable to NBD, by a Responsible Officer of the Obligors. This letter must include the aggregate amount of all accrued claims (both reported and unreported) under the managed care contracts that have outstanding Standby Letters of Credit associated with them.

                 (j) Except for routine administrative reports, all reports sent by any Obligor to any governmental agency or its shareholders and holders of its Indebtedness under the Public Debt Documents, including without limitation, any such reports sent to the Securities and Exchange Commission.

                 (k) Within 60 days after June 30 of each year, an Acceptable Appraisal.

                 (l) All other reports, documents and information that NBD may reasonably request.

         6.5 INSPECTIONS. Permit NBD's representatives to visit and inspect any of each Obligor's properties and premises and examine, copy (by electronic or other means) and abstract any of each Obligor's books and accounting and Collateral records at any reasonable time, during business hours, and as often as may be reasonably desired.

         6.6 LITIGATION. Promptly furnish NBD, in writing, the details of all material litigation, legal or administrative proceedings, or other actions of any nature adversely affecting any

Obligor, including, without limitation, any notices of violation, citation, commencement of administrative proceeding or similar notice under any Environmental Law, in which more than $150,000 is at issue, and, upon the request of NBD, submit to NBD the opinion of the applicable Obligor's counsel as to the merits of such proceedings.

         6.7 AUDITS. Permit NBD's representatives to conduct an on-site audit of each Obligor's business operations as frequently as NBD desires. After the occurrence of an Event of Default, the Obligors must reimburse NBD for all costs incurred in connection therewith within 10 days after receipt of an invoice therefor.

         6.8 FURTHER ASSURANCES. At NBD's request, promptly execute or cause to be executed and delivered to NBD any and all documents, instruments and agreements deemed necessary or appropriate by NBD to perfect or to continue the perfection of NBD's Liens, to facilitate the collection of any of the Collateral, or otherwise to give effect to or carry out the terms, conditions or intent of this Agreement (or any agreements or documents referred to or incorporated herein) or the other Loan Documents.

         6.9 COMPLIANCE WITH LAWS. Comply in all material respects with all applicable Governmental Regulations, in effect from time to time.

         6.10 MAINTENANCE OF PROPERTIES. Maintain and preserve all of its properties that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

         6.11 REQUIRED DIVIDENDS. Each Obligor and each Affiliate of each Obligor (including Michigan Managed Care and Ohio Managed Care) in which NBD does not enjoy a first-priority, properly perfected, security interest in substantially all of its assets must pay dividends in an amount equal to the maximum amount allowed by applicable law to an Obligor in which NBD enjoys a first-priority, properly perfected, security interest in substantially all of its assets so that NBD ends up with a first-priority, properly perfected, security interest in all such dividends.

                                  ARTICLE VII
                                    DEFAULTS

        If any one or more of the following events (each an " Event of Default" and collectively, "Events of Default") occurs, then NBD's obligation to make or accept any Note or any Loan under this Agreement will, at NBD's option, immediately terminate, and the unpaid principal balance of, and accrued interest on, all Obligations will be immediately due and payable, without further notice of any kind, notwithstanding anything contained to the contrary in this Agreement or in any other agreement, note or document:

         7.1 DEFAULT IN PAYMENT OF OBLIGATIONS. Any Obligor fails to make a payment of any principal or interest within 5 days of when and as due (whether by demand or otherwise) on any Note, or any other Obligations.

         7.2 DEFAULT UNDER OTHER AGREEMENTS. Default by any Obligor in the performance or observance of any of the other agreements or conditions in this Agreement, the other Loan Documents, or in any other agreement or instrument made or given by any Obligor to NBD or any NBD Affiliate, required to be observed or performed by the Obligor which, if possible of being cured, is not cured within 30 days after it occurs.

         7.3 REPRESENTATIONS OR STATEMENTS FALSE. Any representation or warranty made by any Obligor in this Agreement, the other Loan Documents, or any certificate delivered in accordance with this Agreement, or any financial statement delivered to NBD or any NBD Affiliate proves to have been false in any material respect as of the time when made or given.

         7.4 DEFAULT ON OTHER DEBT. Any Obligor fails to pay all or any part of the principal of or interest on any Indebtedness more than $250,000 (including Indebtedness owed under the Public Debt Documents) of or assumed by any Obligor as and when due and payable, whether at maturity, by acceleration or otherwise, and such default is not cured within the period of grace, if any, specified in the documents(s) evidencing such Indebtedness.

         7.5 JUDGMENTS AND SETTLEMENTS. A judgment is entered against any Obligor which, together with other outstanding judgments entered against that Obligor and the other Obligors, exceeds in the aggregate $50,000, and remains outstanding and unsatisfied, unbonded or unstayed on the earlier of (a) 30 days after the date of entry of such judgment and (b) three business days before the judgment creditor in whose favor the judgment runs may begin enforcing its rights and remedies under such judgment. One or more of the Obligors enters into any settlement with respect to the IRS Disputes and the Justice Department Dispute which, together with other outstanding settlements entered into by one or more of the Obligors with respect to such matters, exceeds in the aggregate $2,500,000, or if all such settlements are not reasonably satisfactory in form and substance to NBD.

         7.6 BANKRUPTCY; INSOLVENCY. Any Obligor or Guarantor of any of the Obligations: (a) dies or becomes insolvent; or (b) is unable, or admits in writing its or their inability to pay debts as they generally mature; or (c) makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its or their property; or (d) has an order for relief entered with respect to it; or (e) files a petition in bankruptcy, or for reorganization, or to effect a plan or other arrangement with creditors; or (f) has any bankruptcy petition filed against it that is not discharged within 60 days thereafter; or (g) files an answer to a creditor's petition (admitting the material allegations thereof) in bankruptcy or for reorganization or to effect a plan or other arrangement with creditors; or (h) applies to a court for the appointment of a receiver, trustee or custodian for any of its or their assets; or (i) has a receiver, trustee or custodian appointed for any of its or their assets (with or without their respective consent).

         7.7 REPORTABLE EVENT. If any Reportable Event, which the holder of any Note determines in good faith constitutes grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, occurs and is continuing 30 days after written notice of such determination has been given to any Obligor, or any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, and such liability is not covered, for the benefit of such Obligor, by insurance.

         7.8 MATERIAL LOSS OR ADVERSE CHANGE. Any Obligor suffers a Material Adverse Event.

         7.9       [Intentionally Omitted].

         7.10 REVOCATION OF GUARANTY. If any present or future guarantor (including the Guarantors) of any Obligor's present or future Obligations to NBD notifies NBD that it intends to terminate all or a portion of its liability under any present or future guaranty agreement in NBD's favor, disputes its liability under any present or future guaranty agreement in NBD's favor, or defaults under any guaranty or other agreement in NBD's favor.

         7.11 DEFAULT UNDER OTHER DOCUMENTS. If any Obligor, any guarantor (including the Guarantors), any subordinated creditor, or any other party to any agreement or instrument with or in favor of NBD entered into or delivered in connection with the Loans or the Collateral defaults under any such agreement or instrument and such default is not cured within the grace period, if any, contained in such agreement or instrument.

                                  ARTICLE VIII
                             REMEDIES ON OCCURRENCE
                             OF AN EVENT OF DEFAULT

         Upon the occurrence of an Event of Default, NBD has all rights and remedies provided by law, and all such rights and remedies granted under any guaranty agreement (including the "Guaranties") relating to the Obligations or any security agreement (including the Security Agreements) relating to the Collateral, and under all other Loan Documents (including the Stock Pledge Agreement). NBD also has the right to sell and deliver any and all of the Collateral at public or private sale, for cash, for credit or otherwise, and upon such prices and terms as NBD deems advisable. Each Obligor acknowledges that, unless the circumstances dictate that shorter notice is reasonable, at least 10 days' prior notice of any such sale or other disposition of Collateral is reasonable notice, and that such notice may be given to any Obligor at its address specified on page 1 of this Agreement, or at such other address as it provides to Bank in writing from time to time. Such notice may be written, by telegram, telex or other medium of communication, or may be personally delivered by Bank. If the sale of Collateral is public, Bank may purchase at the sale and have all rights of a good faith purchaser for value. Except as





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

prohibited by applicable law with respect to Medicare Accounts and Medicaid Accounts, Bank also has the right to collect accounts by direct action against each Obligor's customers making such settlements or compromises with them as it deems advisable. Bank may also take physical possession of any Collateral at any time or times, and maintain such possession on any Obligor's premises.
Bank may also remove such Collateral or any part thereof to such other places as it may wish. If Bank exercises its right to take possession of Collateral, each Obligor must, on Bank's request, assemble it and make it available to Bank at a place reasonably convenient to Bank. In addition to all of the rights and remedies set forth in this Agreement, Bank will have the right forthwith or at any time thereafter to remove from each Obligor's premises all business records and Bank may keep and retain the business records in its possession until all Obligations have been fully paid and discharged. The removal of such business records will not prevent Obligors from being afforded access to them, during regular business hours, at the place or places to which they have been moved by Bank, for the purpose of examining and auditing them and making written excerpts from such Business Records. All such rights and remedies are cumulative.

                                   ARTICLE IX
                                 MISCELLANEOUS

         9.1     EXPENSES, FEES AND COSTS; INDEMNIFICATION.

                 (a) Each Obligor is responsible for the payment of all fees and out-of-pocket disbursements incurred by NBD and/or NBD Affiliates, including fees of counsel and court costs, in any way arising from or in connection with this Agreement (and all documents or agreements referred to or incorporated herein, including the Loan Documents), any of the Collateral, any of the Obligations or the business relationship between NBD, on the one hand, and any one or more of the Obligors or the Guarantors, on the other hand, including, without limitation, (a) audit fees; (b) except as provided in
Section 3.9(g), all fees and expenses (including recording fees and insurance policy fees) of NBD and counsel for NBD for the preparation, examination, approval, negotiation, execution and delivery of, or the closing of any of the transactions contemplated by, this Agreement (and all documents or agreements referred to or incorporated herein); (c) all fees and out-of-pocket disbursements incurred by NBD, including attorneys' fees, in any way arising from or in connection with any action taken by NBD to monitor, advise, administer, enforce or collect any of the Obligations (including under this Agreement (and all documents or agreements referred to or incorporated herein, including the Loan Documents), the Guaranties, the Security Agreements, or otherwise) or any other obligations of any Obligor or any Guarantor, whether joint, joint and several, or several, under this Agreement (or any documents or agreements referred to or incorporated herein, including the Loan Documents), or any other existing or future document or agreement, or arising from or relating to the business relationship between NBD, on the one hand, and any one or more of the Obligors or the Guarantors, on the other hand, or otherwise securing any of the Obligations, including any actions to lift the automatic stay or to otherwise in any way monitor or participate in any bankruptcy, reorganization or insolvency proceeding of any one or more of any Obligor or any Guarantor; (d) all expenses and fees (including reasonable attorneys' fees) incurred in relation to, in connection with, in defense of and/or in prosecution of any litigation instituted by any one or more of the Obligors, the Guarantors, NBD or any third party against or involving NBD arising from, relating to, or in connection with any of the Obligations or any Obligor's or any Guarantor's other obligations, this Agreement (or any documents or agreements referred to or incorporated herein, including the Loan Documents), any of the Collateral, or the business relationship between NBD, on the one hand, and any one or more of the Obligors or the Guarantors, on the other hand, including any so-called "lender liability" action, any claim and delivery or other action for possession of, or foreclosure on, any of the Collateral, post-judgment enforcement of any rights or remedies including enforcement of any judgments, and prosecution of any appeals (whether discretionary or as of right and whether in connection with pre-judgment or post-judgment matters); (e) all costs, expenses and fees incurred by NBD or its agents in connection with appraisals and reappraisals of all or any of the Collateral (and Obligors must fully cooperate with such appraisers and make their property available for appraisal in connection with as many appraisals as NBD may reasonably request); (f) all costs, expenses and fees incurred by NBD and/or its counsel in connection with consultants, expert witnesses or other professionals retained by NBD and/or its counsel in order to assist, advise and/or give testimony with respect to any matter relating to this Agreement (or any documents or agreements referred to or incorporated herein, including the Loan Document), the Collateral, the Guaranties, the Security Agreements or the business relationship between NBD, on the one hand, and any one or more of the Obligors or the Guarantors, on the other hand (and Obligors and Guarantors must fully cooperate with such consultant, expert witness or other professional and shall make their premises, books and records, accounting systems, computer systems and other media for the recordation of information available to such persons); and (g) all costs, expenses and fees incurred by NBD in connection with any environmental investigations (and each Obligor agrees that NBD and/or its agents may enter on its premises at any time to conduct such environmental investigations and agree to fully cooperate in the conduct of such environmental investigations). Each Obligor's agreement to be responsible for NBD's attorneys' fees and costs applies regardless of whether or not NBD prevails in whole or in part in any action, proceeding, litigation or otherwise and regardless of the nature of any action or litigation or the theories or bases of recovery or defense; provided, however, that Obligors are not responsible for NBD's attorneys' fees and costs if Obligors institute a lender liability suit against NBD and Prevail (as defined below) against NBD in such lender liability suit. "Prevail" means that Obligors obtain a final, non-appealable lender liability judgment against NBD in at least 51% of the amount of the Obligations on the date that the judgment becomes final and non-appealable (calculated without regard to payments made to NBD after the litigation commences). Each Obligor agrees to indemnify NBD for any and all Claims that may be imposed on, incurred by or asserted against NBD in connection with this Agreement (or any documents or agreements referred to or incorporated herein, including the Loan Documents) or the transactions contemplated hereby or thereby or the business relationship between NBD, on the one hand, and any one or more of the Obligors or the Guarantors, on the other hand, except to the extent arising solely from NBD's willful misconduct or bad faith.

                 (b) All of the foregoing costs, expenses, reimbursement obligations, and indemnification obligations set forth in this paragraph are part of the Obligations and are secured by the Collateral.

         9.2 SUCCESSORS. The provisions of this Agreement inure to the benefit of and are binding upon any successor to any of the parties to this Agreement and are available to any holder of any Note; provided, however, that persons or entities that succeed to the rights of any Obligor under this Agreement are not entitled to enforce any rights or remedies of any Obligor under or by reason of the terms of this Agreement, or any other agreement referred to or incorporated by reference into this Agreement (including the Loan Documents), unless they have obtained NBD's written consent to succeed to such rights.

         9.3 ANTI-WAIVER; AMENDMENTS; AND CUMULATIVE REMEDIES PROVISIONS. No failure or delay on the part of NBD or the holder of any Note in the exercise of any power or right, and no course of dealing between any Obligor and NBD or the holder of any Note, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. The remedies provided for herein are cumulative and not exclusive of any remedies which may be available to NBD at law or in equity. No notice to or demand on any Obligor not required hereunder or under any Note or other agreement shall in any event entitle any Obligor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of NBD or the holder of any Note to any other or further action in any circumstances without notice or demand. Any waiver of any provision of this Agreement, any Note or other agreement, and any consent to any departure by any Obligor from the terms of any provision of this Agreement, any Note or other agreement, shall be effective only in the specific instance and for the specific purpose for which given. Neither this Agreement nor any Note or other agreement (including the Loan Documents) nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in a written agreement signed by the Obligors and NBD.

         9.4 SURVIVAL. All agreements, representations and warranties made in this Agreement survive the execution of this Agreement, the making of the Loans and the execution and delivery of the Notes.

         9.5 CONTROLLING LAW. This Agreement and the Notes issued under this Agreement are governed by and construed in accordance with the internal laws of the State of Michigan applicable to contracts made and performed within such state without regard to conflict of laws provisions.

         9.6 COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if all signatures were upon the same instrument.

         9.7 NOTICES. All communications or notices that are required or may be given under this Agreement are treated as having been served when personally delivered or on the date when deposited in the United States mail, postage prepaid, and addressed as follows (unless and until NBD or an Obligor advises the other party, in writing, of a change in such address): (a) if to Obligors, with the name and address of such entity shown at the beginning of this Agreement; and (b) if to NBD, addressed to NBD Bank, 28660 Northwestern Highway, Southfield, Michigan

48034, to the attention of Robert B. Greene, with a copy to Theodore B. Sylwestrzak, 2290 First National Building, Detroit, Michigan 48226.

         9.8 LOAN AGREEMENT CONTROLS. Anything contained in any other agreement referred to in this Agreement (including the Loan Documents) or in any other agreement now existing between NBD and any Obligor to the contrary notwithstanding, in the event of any express conflict between the terms and provisions of such other agreement and those contained in this Agreement, the terms of this Agreement govern and control.

         9.9 PARTIAL INVALIDITY. The unenforceability for any reason of any provision of this Agreement or the other Loan Documents does not impair or limit the operation or validity of any other provisions of this Agreement or the other Loan Documents or any other existing or future agreements between NBD and any Obligor.

         9.10 LEGAL RATE ADJUSTMENT. This Agreement and all security agreements, mortgages and notes between any Obligor and NBD pertaining to the Notes are expressly limited so that in no event whatsoever may the amount of interest paid or agreed to be paid to NBD exceed the highest rate of interest permissible under applicable law. If, from any circumstances, fulfillment of any provision of this Agreement or the Notes at the time performance of such provisions is due, shall involve exceeding the interest limitation validly prescribed by law which a court of competent jurisdiction may deem applicable to this Agreement and any Loans under this Agreement, then the obligation to be fulfilled is reduced to an amount computed at the highest rate of interest permissible under applicable law, and if, for any reason whatsoever, NBD receives as interest an amount which would be deemed unlawful under applicable law, such interest will be automatically applied to the payment of the principal of the Notes (whether or not then due and payable), and not to the payment of interest, or will be refunded to the Obligors, if such principal has been paid in full.

         9.11 SETOFF. In addition to any rights and remedies of NBD or NBD Affiliates provided by law, NBD and NBD Affiliates have the right, without prior written notice to any Obligor, any such notice being expressly waived by each Obligor to the extent permitted by applicable law, upon the occurrence of any Event of Default, to set off and apply against any Obligations, whether matured or unmatured, of any Obligor to NBD or NBD Affiliates, any amount owing by NBD or NBD Affiliates to any Obligor, at or at any time after the happening of any of the above mentioned events, and such right of setoff may be exercised by NBD and NBD Affiliates against any Obligor or against any assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of any Obligor, or against anyone else claiming through or against any Obligor of such assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff has not been exercised by NBD or NBD Affiliates prior to the making, filing or issuance or service upon NBD or NBD Affiliates of, or of notice of, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena or order or warrant. NBD agrees to use reasonable efforts to promptly notify the affected Obligor after any set off and application made by NBD or NBD Affiliates, provided that the failure to give such notice does not affect the validity of such set off and application or give rise to claims or causes of actions in favor of any Obligor or any other party.

         9.12 LOCK BOX AGREEMENTS. All collections of any nature or kind, including payments and deposits received by NBD and proceeds subject to the liens and security interests of NBD, including, without limitation, proceeds realized from the Collateral, will be subject to Lock Box Agreements in form and substance reasonably satisfactory to NBD.

         9.13 NO MARSHALLING. Each Obligor, on its own behalf and on behalf of its successors and assigns expressly waives all rights, if any, to require a marshalling of assets by NBD or to require that NBD first resort to some or any portion of the Collateral before foreclosing upon, selling or otherwise realizing on any other portion thereof.

         9.14 REINSTATEMENT OF OBLIGATIONS AND SECURITY. To the extent that any Obligor makes a payment to Bank or Bank receives any payment(s) or proceeds of accounts or other Collateral for any Obligor's benefit, which payment(s) or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable doctrine, then, to the extent of such payment(s) or proceeds received, the Obligor's obligations or part thereof intended to be satisfied thereby will be reinstated and continue in full force and effect, and all collateral security therefor will remain in full force and effect (or be reinstated), as if such payment(s) or proceeds had not been received by Bank, and an appropriate adjustment to that Obligor's loan balance may be recorded, until payment has been made to Bank, which payment will be due on demand.

         9.15 EXHIBITS. All exhibits attached to this Agreement are to be construed as being part of this Agreement and as if the Exhibits were set forth in their entirety in the body of this Agreement.

         9.16 PARTICIPATIONS. NBD may sell participation interests in the Obligations and in advance of a sale, NBD may disclose to prospective purchasers all information regarding the Obligors and the Guarantors that NBD is aware of, and the Obligors and the Guarantors must cooperate in this effort. Each Obligor grants to each participating lender a continuing lien on and security interest in any money, securities, and other property of each Obligor in the custody of possession of a participating lender, including the right of setoff, to the extent of a participating lender's participation in the Obligations, and each participating lender has the same right of setoff to the extent of a participating lender's participation in the Obligations under this Agreement as it would have if it were a direct lender under this Agreement.

         9.17 ENTIRE AGREEMENT OF THE PARTIES. This Agreement, including all agreements referred to or incorporated into this Agreement (including the Loan Documents) and all recitals in this Agreement (which recitals are incorporated as covenants of the parties), constitute the entire agreement between the parties relating to the subject matter of this Agreement. This Agreement supersedes all prior agreements, commitments and understandings between the parties relating to the subject matter of this Agreement and cannot be changed or terminated orally, and are to be treated as effective on the date noted above.

         9.18 SURVIVAL; RELIANCE. All agreements, representations and warranties made in this Agreement (and all agreements referred to or incorporated herein, including the Loan Documents) survive the execution of this Agreement (and all documents and agreements referred to or incorporated herein, including the Loan Documents) and the making of the Loans and the execution and delivery of the Notes. Notwithstanding anything in this Agreement (or any documents or agreements referred to or incorporated herein, including the Loan Documents) to the contrary, no investigation or inquiry by any party with respect to any matter which is the subject of any representation, warranty, covenant or other agreement set forth herein or therein is intended, nor may it be interpreted, to limit, diminish or otherwise affect the full scope and effect of any such representation, warranty, covenant or other agreement. All terms, covenants, agreements, representations and warranties of each Obligor made herein (or in any documents or agreements referred to or incorporated herein, including the Loan Documents), or in any certificate or other document delivered under this Agreement are to be treated as material and to have been relied upon by NBD, notwithstanding any investigation heretofore or hereafter made by NBD or its agents.

         9.19 INTERPRETATION. This Agreement (and all agreements referred to or incorporated herein, including the Loan Documents) are being entered into among competent persons, who are experienced in business and represented by counsel, and has been reviewed by the parties and their counsel. Therefore, any ambiguous language in this Agreement (and all agreements referred to or incorporated herein, including the Loan Documents) will not necessarily be construed against any particular party as the drafter of such language.

         9.20 AUTHORIZATION TO DEBIT ACCOUNT OR ADD AMOUNTS TO LOAN BALANCE. If any payment called for by this Agreement (or any agreement referred to or incorporated herein, including the Loan Documents) or any other present or future agreement between NBD (or any NBD Affiliate) and any Obligor is not paid when and as called for in the terms of such agreement, then NBD may (a) debit any of any Obligor's accounts at NBD (or at any NBD Affiliate) for such amount and (b) may add all or a part of such unpaid payment to Borrower's loan balance under the Line of Credit Loan.

         9.21 SURVIVAL OF VARIOUS PROVISIONS. The covenants and agreements of each Obligor set forth in Section 9.1 survive the repayment in full of the Obligations and the termination of this Agreement.

         9.22 INDEPENDENCE OF COVENANTS. All covenants in this Agreement and the other Loan Documents are to be given independent effect so that if a particular action or condition is not permitted by a covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant does not avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.

         9.23 INVENTORY IN THE POSSESSION OF THIRD PARTIES. If any inventory is in the possession or control of any of any Obligor's agents or processors, that Obligor must notify them of Bank's security interest, and upon Bank's request, instruct them to hold all such inventory for Bank's account and subject to Bank's instructions. Bank may, in its discretion, at any time, pursuant to the power of attorney granted in this Agreement, notify any Obligor's agents, processors or any warehousemen who have possession of any Inventory, of Bank's security interest, and that all such Inventory must be held for Bank's account and subject to its instructions.

         9.24 VERIFICATION AND COLLECTION OF RECEIVABLES. Bank may verify any receivable at any time in any reasonable manner, including written or telephone requests for verification of receivables from Obligors' customers (each, a "Customer" and collectively, the "Customers"), and each Obligor must help Bank do so. Bank at any time may notify any Obligor's Customers that Bank has a security interest in the receivables, and, after an Event of Default has occurred, collect them directly in Bank's own name. Except as prohibited by applicable law with respect to Medicaid Accounts and Medicare Accounts, after Bank has notified any Customer, Bank has the right, without any Obligor's participation, approval, or notice, to settle any disputes between such Customer and any Obligor directly with the Customer for any amounts and upon such terms as Bank considers advisable.

         9.25 APPOINTMENT OF AGENT. After the occurrence of any Event of Default, each Obligor appoints Bank as its attorney-in-fact, or any person or entity that Bank from time to time appoints to act in this capacity. Such appointment is effective immediately upon declaration of an Event of default by NBD. As Obligors' attorney-in-fact, Bank has the power to endorse any Obligor's name on checks, notes, acceptances, drafts, or other forms of payment or security that may come into NBD's possession. Such attorney may also sign any Obligor's name on any invoices or bills of lading relating to any receivables or inventory or on any tax refund checks or drafts, or on drafts against the Customers, on schedules and confirmations of assignments of receivables or inventory, on notices of assignments, financing statements under the UCC and other public records, on verifications of accounts and on notices to Customers. Bank may also notify the post office authorities to change the address for delivery of any Obligor's mail to an address designated by Bank. Bank may receive, open and dispose of all mail addressed to any Obligor. Bank may send requests for verifications of accounts to Customers, and do all other things necessary to carry out this Agreement. Each Obligor ratifies and confirms all acts of the attorney. Neither the attorney-in-fact, if a separate person or entity is designated, nor Bank will be liable for any act or omission, or any error in judgment or mistake of fact or law. These powers granted to Bank and the attorney are coupled with an interest, and cannot be revoked by any Obligor if any Obligor is indebted to Bank or Bank has a security interest in any account or other Collateral of any Obligor.

         9.27 SPECIAL PROVISION REGARDING MICHIGAN MANAGED CARE AND OHIO MANAGED CARE. Notwithstanding any other term or condition of this Agreement or the other Loan Documents, Michigan Managed Care's and Ohio Managed Care's liability with respect to the

Loans is limited to that portion of the Loans arising in connection with Standby Letters of Credit issued for their respective accounts in connection with their managed care business.

         9.28 INTELLECTUAL PROPERTY LICENSE. Each Obligor grants NBD a fully paid-up non-exclusive, irrevocable, worldwide license ("License") of all of its present and future copyrights, trademarks, licenses, patent rights, and all other intellectual property of every nature and kind. NBD may only use the License to assist it in selling, disposing of, foreclosing on, or otherwise realizing on any Collateral and such License, unless transferred to a third party in connection with a sale or other disposition of any of the Collateral, shall terminate when all Obligations have been paid in full.

         9.29 ACKNOWLEDGMENT OF OBLIGORS. THIS AGREEMENT HAS BEEN FREELY AND VOLUNTARILY ENTERED INTO WITH THE BANK BY THE OBLIGORS, WITHOUT ANY DURESS OR COERCION, AND AFTER THE OBLIGORS HAVE EITHER CONSULTED WITH COUNSEL OR HAS BEEN GIVEN AN OPPORTUNITY TO DO SO, AND THE OBLIGORS, ACKNOWLEDGE THAT EACH HAS CAREFULLY AND COMPLETELY READ ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

         9.30 WAIVER OF BOND AND SUBMISSION TO JURISDICTION. ANY JUDICIAL PROCEEDING AGAINST ANY OBLIGOR BROUGHT BY THE BANK WITH RESPECT TO ANY TERM OR CONDITION OF THIS AGREEMENT, OR ANY OTHER PRESENT OR FUTURE AGREEMENT BETWEEN ANY OBLIGOR AND THE BANK MAY BE BROUGHT BY THE BANK IN A COURT OF COMPETENT JURISDICTION IN THE STATE OF MICHIGAN, UNITED STATES OF AMERICA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OBLIGOR AND THE BANK ACCEPT FOR THEMSELVES AND IN CONNECTION WITH THEIR RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, OR ANY OTHER PRESENT AND FUTURE AGREEMENT BETWEEN ANY OBLIGOR AND THE BANK. EACH OBLIGOR WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY MAIL OR MESSENGER DIRECTED TO IT AT ITS ADDRESS SET FORTH IN THIS AGREEMENT. EACH OBLIGOR WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND OR SURETY WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE BANK. NOTHING CONTAINED IN THIS SECTION AFFECTS THE RIGHT OF THE BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECTS THE BANK'S RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OBLIGOR OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY OBLIGOR AGAINST THE BANK INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER OR CLAIM IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS

AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER PRESENT OR FUTURE AGREEMENT BETWEEN ANY OBLIGOR AND THE BANK, MAY BE BROUGHT ONLY IN A COURT LOCATED IN THE STATE OF MICHIGAN, COUNTY OF OAKLAND. EACH OBLIGOR WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER OR IN CONNECTION HEREWITH AND MAY NOT ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR BASED UPON FORUM NON CONVENIENS. ANY OBLIGOR OR THE BANK MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVERS AND CONSENTS CONTAINED HEREIN.

         9.31 WAIVER OF JURY TRIAL. EACH OBLIGOR AND NBD ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. NBD AND EACH OBLIGOR, AFTER CONSULTING COUNSEL OF THEIR CHOICE, EACH HEREBY KNOWINGLY AND VOLUNTARILY, WITHOUT COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES BETWEEN THEM. NEITHER ANY OBLIGOR NOR NBD SHALL BE DEEMED TO HAVE GIVEN UP THIS WAIVER OF JURY TRIAL UNLESS SUCH RELINQUISHMENT IS IN A WRITTEN INSTRUMENT SIGNED BY THE PARTY TO BE CHARGED.

NBD BANK


By:  /s/ Robert B. Greene
   ------------------------------------------
         Robert B. Greene
         First Vice President


UNIVERSAL STANDARD MEDICAL
LABORATORIES, INC.


By:  /s/ Alan S. Ker
   ------------------------------------------
         Alan S. Ker
         Vice President Finance and Treasurer

[Signatures continued on following page]





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

[Signature continued from preceding page]


UNIVERSAL STANDARD MANAGED
CARE OF MICHIGAN, INC.


By:  /s/ Alan S. Ker
   ----------------------------
         Alan S. Ker, Treasurer


UNIVERSAL STANDARD MANAGED
CARE OF OHIO, INC.


By:  /s/ Alan S. Ker
   ----------------------------
         Alan S. Ker, Treasurer


UNIVERSAL STANDARD MANAGED
CARE, INC.


By:  /s/ Alan S. Ker
   ----------------------------
         Alan S. Ker, Treasurer


A/R CREDIT, INC.


By:  /s/ Alan S. Ker
   ----------------------------
         Alan S. Ker, Treasurer


T.P.A., INC.


By:  /s/ Alan S. Ker
   ----------------------------
         Alan S. Ker, Treasurer


EXHIBITS

1.1        -     Permitted Liens List





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

2.1        -     Line of Credit Note
2.5        -     Request under Revolving Credit and Loan Agreement
3.3        -     Counsel Opinion
3.4(a)     -     Form of General Security Agreement
3.4(b)     -     Form of Stock Pledge Agreement
3.5        -     Form of Guaranty
3.6        -     Form of Landlord/Mortgagee Waiver
3.8        -     Preliminary Closing List
4.1        -     Business Record Location List
4.5        -     Issues re Taxes
4.6        -     List of Litigation
4.7        -     Environmental Issues List
4.8        -     Corporate Names
4.16       -     Projections
4.17       -     Patent, Trademark, and Copyright List for each Obligor
5.2(c)     -     Permitted Indebtedness List
6.1E       -     Financial Covenant Calculations








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